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Exhibit a(2)(A)

This document is important and requires your immediate attention. If you are in doubt about how to respond to the offer, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Innisfree M&A Incorporated at the telephone numbers listed on the back page.

DIRECTORS' CIRCULAR
recommending

REJECTION
of the offer by

BARRICK GOLD CORPORATION
to purchase all of the common shares of

NOVAGOLD RESOURCES INC.
for US$14.50 per common share

DIRECTORS' RECOMMENDATION

The Board of Directors of NovaGold believes that:

  •
  Barrick's offer significantly undervalues NovaGold.

  •
  Barrick's offer does not reflect the value of NovaGold's 70% interest in the Donlin Creek project, one of the largest gold deposits in the world.

  •
  NovaGold is approaching project development milestones in the months ahead that will demonstrate significant additional value.

The Board of Directors, therefore, unanimously recommends that shareholders REJECT the offer and DO NOT TENDER their common shares to the offer.

NO NEED FOR IMMEDIATE ACTION

There is no need for NovaGold shareholders to do anything immediately. Barrick's offer is currently open until September 15, 2006. NovaGold's Board of Directors intends to communicate additional information to NovaGold shareholders on a timely basis prior to the expiry of Barrick's offer.

If you have already tendered shares to Barrick's offer, you should WITHDRAW them.

August 12, 2006

NOTICE TO NON-CANADIAN SHAREHOLDERS

The financial statements of NovaGold are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of the United States and other non-Canadian jurisdictions. The enforcement by Shareholders of civil liabilities under United States federal securities laws or under the laws of other non-Canadian jurisdictions may be affected adversely by the fact that NovaGold Resources Inc. is incorporated under the laws of Nova Scotia, the majority of its executive officers and directors are residents of Canada and that a substantial portion of the assets of NovaGold Resources Inc. are located outside the United States. This transaction has not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this document. Information concerning mineral deposits is prepared in accordance with Canadian disclosure requirements, which differ from the requirements of the U.S. Securities and Exchange Commission applicable to United States companies. See "Note Concerning Resource Calculations".

Barrick's offer significantly undervalues
your NovaGold shares.

Barrick is offering to pay:

US$33 per ounce of gold resource(1)	- or -	US$19 per ounce of gold equivalent resource(1)

for world-class assets in geopolitically stable countries. These amounts are far below valuations in comparable transactions.(2)

The Board of Directors of NovaGold
believes this undervaluation is
unfair to you, our shareholders.

Do Not Tender Your Shares

(1)
Assumes NovaGold's interest in the Donlin Creek project remains at 70%. At 30%, these amounts would be US$48 per ounce of gold resource or US$23 per ounce of gold equivalent resource. Gold resources and gold equivalent resources include measured and indicated, and inferred resources.

(2)
For comparable transactions and additional detail, please see the chart on page 2 of this circular.

        August 12, 2006

Dear NovaGold Shareholder:

        On August 4, 2006, Barrick Gold Corporation made an offer to purchase all of the outstanding shares of NovaGold for US$14.50 per share. The Barrick offer is conditional upon not less than 50.1% of the outstanding common shares, on a fully diluted basis, being tendered to the bid and the waiver of our Shareholder Rights Plan. The Barrick offer expires on September 15, 2006.

        In response to the Barrick offer, the Board of Directors of NovaGold established a Special Committee of its independent directors. The Special Committee has carefully reviewed and considered Barrick's offer, and based on that review the Board of Directors of NovaGold has voted unanimously to recommend that NovaGold shareholders REJECT the Barrick offer. We recommend that you DO NOT TENDER your NovaGold common shares.

        The Board believes that the Barrick offer significantly undervalues NovaGold. Specifically, the Board believes that:

  1.
  Barrick's offer is significantly below prices paid in recent transactions for other mining assets, particularly considering that the Donlin Creek and Galore Creek projects are world-class in scale and strategically located in geopolitically stable countries.

  2.
  Barrick's offer does not reflect the value of NovaGold's 70% interest in the Donlin Creek project, one of the largest gold deposits in the world.

  3.
  NovaGold is approaching major project development milestones in the months ahead that will demonstrate significant additional value on a stand-alone basis.

  4.
  Based on indications of interest from other third parties, including some of the world's largest mining companies, alternative transactions are being pursued by NovaGold that may generate greater value than the Barrick offer for NovaGold's shareholders.

        The recommendation of the Board of Directors is also supported by opinions from each of its financial advisors, RBC Capital Markets and Citigroup Global Markets Inc., that the consideration under the Barrick offer was, as of the date of such opinions, inadequate from a financial point of view to NovaGold's shareholders, based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions.

        The Barrick offer was unsolicited and unexpected, primarily because NovaGold's management had been in active discussions with Barrick regarding our Donlin Creek and Galore Creek projects in the months prior to the offer. NovaGold management was working to solve Barrick's concern with the timeline and other conditions in the Donlin Creek joint venture agreement under which Barrick has the right to increase its interest in the project to 70% from 30% if Barrick achieves certain milestones before November 13, 2007. With respect to the Galore Creek project, NovaGold management was in discussions with Barrick for the purpose of negotiating a joint venture arrangement.

        Until Barrick launched its unsolicited offer, we had intended to renegotiate the Donlin Creek joint venture agreement, enabling Barrick to immediately earn the additional 40% interest on terms that would add significant value for NovaGold shareholders. We are no longer pursuing that course of action. We believe that Barrick will be unable to meet its contractual obligations to increase its interest in the Donlin Creek project, and NovaGold will retain its 70% ownership and resume management control of the project.

        At Galore Creek, where we are the operator, we were pursuing an arrangement under which NovaGold would manage the project with financial support from one of several major mining companies with whom we were having discussions, including Barrick. As disclosed by Barrick, one of the alternatives we looked at was an asset swap under which NovaGold would convey 49% of Galore Creek to Barrick in return for an interest in another property that would produce 300,000 ounces of gold per year for NovaGold.

        As part of those discussions, NovaGold provided to Barrick confidential information with respect to Galore Creek, including a five-year exploration plan that NovaGold believes demonstrates the potential for a substantial increase in the Galore Creek resource.

        NovaGold's management also believes that the potential resource at Donlin Creek is much larger than currently reported. During a site visit on July 10, 2006, NovaGold senior management, in the presence of Barrick personnel, identified a major new discovery at the Donlin Creek project. On July 24, 2006, Barrick inexplicably stopped drilling on this new discovery. We have requested that Barrick give us full and complete information on the Donlin Creek project so that we can provide more current and relevant information. We have also retained outside consultants to update the guidance on the project using existing data and assumptions that reflect the current market for gold.

        We expect to provide an update on the estimated resource at Galore Creek within the next two weeks, and will provide additional information regarding Donlin Creek when it becomes available from Barrick.

        Additionally, NovaGold's management and Board of Directors do not consider Barrick's competing bid for Pioneer Metals Corporation to be an impediment to the development of the Galore Creek project. The B.C. government has the power to grant NovaGold a surface lease over Pioneer's Grace property, despite Pioneer's objections. NovaGold would nonetheless prefer to own 100% of the Grace property to consolidate the Galore Creek district and facilitate efficient development of the property. We believe that in making its bid for Pioneer, Barrick has wrongfully used confidential information belonging to NovaGold. We have commenced a lawsuit against Barrick in which we are seeking a court order that any shares Barrick acquires under its bid for Pioneer are held under a constructive trust for NovaGold.

        The attached Directors' Circular explains in detail the background to and reasons for the Board's recommendation. We strongly encourage you to read the Directors' Circular in its entirety, in particular the "Analysis and Reasons for Rejecting the Offer" and "Background to the Offer and Response of NovaGold", and consider all these points carefully. We expect to provide our shareholders with important additional information in the weeks ahead, and recommend that shareholders do not tender into Barrick's offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives.

        I am confident that you will conclude, as we have, that the Barrick offer falls significantly short of providing fair value to NovaGold's shareholders and, if successful, will deprive the NovaGold shareholders of significant upside potential.

        We would also like to point out that in the event Barrick succeeds in acquiring more than 50.1% of the common shares of NovaGold on a fully diluted basis, shareholders who do not tender their common shares to the Barrick offer will have available to them a number of legal and regulatory protections to ensure that they are not treated unfairly under subsequent transactions that Barrick may pursue.

        NovaGold's directors, executive officers and management, who collectively hold approximately 10% of the outstanding common shares on a fully diluted basis, have advised the Board of Directors that they do not intend to tender their shares to the Barrick offer.

        For the above reasons, we urge you to REJECT the Barrick offer and NOT TENDER your NovaGold common shares. If you have tendered your common shares, you can withdraw them. For assistance in withdrawing your NovaGold common shares, you can contact your broker or our information agent, Innisfree M&A Incorporated, at one of the numbers below. In addition, all inquiries concerning the information in this document should be directed to the information agent at:

Shareholders Call Toll-Free:
877-750-5837 (English speakers)
877-825-8777 (French speakers)

Banks and Brokers Call Collect: 212-750-5833

Sincerely,

On behalf of the Board of Directors

GERALD J. MCCONNELL
Chairman of the Special Committee of
NovaGold Resources Inc.

QUESTIONS AND ANSWERS ABOUT THE INADEQUATE OFFER
FROM BARRICK GOLD CORPORATION

Should I accept or reject the Barrick offer?

        Your Board of Directors unanimously recommends that NovaGold shareholders REJECT the Barrick offer and NOT TENDER their NovaGold shares. Members of the Board of Directors, executive officers and management ARE NOT tendering their NovaGold shares to the Barrick offer, which the Board of Directors views as offering inadequate consideration to NovaGold shareholders. The Board of Directors, executive officers and management represent approximately 10% of NovaGold's outstanding shares on a fully diluted basis.

How do I reject the Barrick offer?

        You do not need to do anything. DO NOT TENDER your NovaGold shares.

Can I withdraw my NovaGold shares if I have already tendered?

        YES. According to the Barrick Circular, you can withdraw your NovaGold shares: (a) at any time until your NovaGold shares have been taken up and paid for by Barrick; (b) if your NovaGold shares have not been paid for by Barrick within three business days after having been taken up by Barrick; (c) up until the tenth day following the day Barrick files a notice announcing that it has changed or varied the Barrick offer unless, among other things, prior to filing such notice Barrick has taken up your NovaGold shares or the change in the Barrick offer consists solely of an increase in the consideration offered and the Barrick offer is not extended for more than ten days; or (d) at any time after the 60-day period following the commencement of the Barrick offer, provided that Barrick has not taken up your NovaGold shares prior to receipt by the depositary under the Barrick offer of the notice of withdrawal relating to your NovaGold shares.

How do I withdraw my NovaGold shares?

        We recommend you contact your broker or Innisfree M&A Incorporated, the information agent retained by NovaGold, at one of the numbers listed at the end of the Q&A for information on how to withdraw your NovaGold shares.

        Why does the Board of Directors believe that the Barrick offer should be rejected?

        The Board of Directors believes that the Barrick offer fails to provide fair value for NovaGold and is an attempt by Barrick to acquire NovaGold without offering adequate consideration to NovaGold shareholders. The Board of Directors believes that:

  •
  The Barrick offer significantly undervalues NovaGold's world-class mineral projects and its growth potential;

  •
  The Barrick offer does not reflect the value of NovaGold's 70% interest in the Donlin Creek project, one of the largest gold deposits in the world;

  •
  Alternative transactions are being pursued by NovaGold with some of the world's largest mining companies to generate greater value for NovaGold's shareholders;

  •
  The timing of the Barrick offer is opportunistic and disadvantageous to NovaGold shareholders because, if successful, it will deprive them of the potential for near-term enhancement of the value of their NovaGold shares, including the achievement of significant milestones in the months ahead;

  •
  The Barrick offer represents a substantial discount to the current trading price of the NovaGold shares;

  •
  The Barrick offer does not reflect an adequate premium for control of NovaGold;

  •
  NovaGold has the management capabilities and access to financial resources to develop its two world-class mineral deposits and pursue its current corporate objectives;

  •
  Barrick's bid for Pioneer is not an impediment to the development of the Galore Creek project;

  •
  NovaGold's financial advisors have each provided a written opinion that, as of the date of such opinions, the consideration under the Barrick offer was inadequate from a financial point of view to NovaGold's shareholders, based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions; and

  •
  The Barrick offer is not a Permitted Bid under NovaGold's Shareholder Rights Plan Agreement.

        A summary of all of the reasons for the unanimous recommendation of the Board of Directors is included on pages 1 to 10 in this Directors' Circular.

What is the Board of Directors doing in response to the Barrick offer?

        The Board of Directors has established a Special Committee which, along with the Board of Directors, is working to evaluate strategic alternatives to enhance shareholder value. NovaGold has been solicited by, and has initiated contact with, a number of third parties, including some of the world's largest mining companies, who have expressed an interest in considering alternative transactions.

My broker advised me to tender my NovaGold shares. Should I?

        NO. The Board of Directors has unanimously recommended that NovaGold shareholders REJECT the Barrick offer and NOT TENDER their NovaGold shares. You should be aware that Barrick has established a Soliciting Dealer Group and that Barrick has agreed to pay brokers for NovaGold shares tendered to the Barrick offer.

The media has referred to this as a "hostile" take-over bid. Is that true?

        YES. In a friendly take-over, the two companies work together to come to an agreement that would enhance shareholder value. Barrick, however, initiated its offer without first approaching NovaGold to discuss alternatives. Given this, the Barrick offer should be considered a hostile offer, and the Board of Directors is determined to consider alternatives to enhance value for NovaGold shareholders.

Will I have protections if Barrick buys more than 50% of NovaGold and I don't sell?

        YES. Corporate and securities legislation and regulations contain protections for minority shareholders. We do not believe the TSX will delist NovaGold's shares without the approval of a majority of the minority shareholders. See "Minority Shareholder Protections".

Do I have to decide now?

        NO. You do not have to take any action at this time. The Barrick offer is scheduled to expire on September 15, 2006 and is subject to a number of conditions that have yet to be satisfied. Given that the Board of Directors is considering strategic alternatives that may enhance shareholder value, the Board of Directors recommends that you not take any action until closer to the expiry date of the Barrick offer to ensure that you are able to consider all of the options available to you.

        If you have already tendered NovaGold shares to the Barrick offer and you decide to withdraw these NovaGold shares from the Barrick offer, you must allow sufficient time to complete the

v

withdrawal process prior to the expiry of the Barrick offer. For more information on how to withdraw your NovaGold shares, you should contact your broker or Innisfree M&A Incorporated, the information agent retained by NovaGold, at one of the numbers listed below.

Who do I ask if I have more questions?

        Your Board of Directors recommends that you read the information contained in this Directors' Circular. Please contact Innisfree M&A Incorporated, the information agent retained by NovaGold, with any questions or requests for assistance that you might have.

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:
877-750-5837 (English speakers)
877-825-8777 (French speakers)

Banks and Brokers Call Collect: 212-750-5833

SUMMARY

        The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors' Circular. All capitalized terms in the summary have the meanings ascribed to such terms elsewhere in this Directors' Circular.

The Barrick Offer:	Barrick has offered to purchase all of the outstanding shares of NovaGold for US$14.50 in cash.
Unanimous Recommendation of the Board of Directors:	The Board of Directors unanimously recommends that NovaGold shareholders REJECT the Barrick offer and NOT TENDER their NovaGold shares to the Barrick offer.
Reasons for Rejection:
The Board of Directors has carefully reviewed and considered the Barrick offer, with the benefit of advice from its financial advisors and legal advisors. The following is a summary of the principal reasons for the unanimous recommendation of the Board of Directors to shareholders that they REJECT the Barrick offer and NOT TENDER their NovaGold shares to the Barrick offer. The Board of Directors believes that:
	•	The Barrick offer significantly undervalues NovaGold's world-class mineral projects and its growth potential;
	•	The Barrick offer does not reflect the value of NovaGold's 70% interest in the Donlin Creek project, one of the largest gold deposits in the world;
	•	Alternative transactions are being pursued by NovaGold with some of the world's largest mining companies to generate greater value for NovaGold's shareholders;
•
The timing of the Barrick offer is opportunistic and disadvantageous to NovaGold shareholders because, if successful, it will deprive them of the potential for near-term enhancement of the value of their NovaGold shares;
	•	The Barrick offer represents a substantial discount to the current trading price of the NovaGold shares;
	•	The Barrick offer does not reflect an adequate premium for control of NovaGold;
	•	NovaGold has the management capabilities and access to the financial resources to develop its two world-class mineral deposits and pursue its current corporate objectives;
	•	Barrick's bid for Pioneer is not an impediment to the development of the Galore Creek project;

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

• NovaGold's financial advisors have each provided a written opinion that the consideration under the Barrick offer was, as of the date of such opinions, inadequate from a financial point of view to the NovaGold shareholders, based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions; and
• The Barrick offer is not a Permitted Bid under NovaGold's Shareholder Rights Plan Agreement.
Alternatives to the Barrick Offer:	The Board of Directors and the Special Committee, together with NovaGold's management and financial advisors and legal advisors, are working to evaluate a range of strategic alternatives to enhance shareholder value. NovaGold has been solicited by, and has initiated contact with, a number of third parties who have expressed an interest in considering alternative transactions. NovaGold has established a data room for the purpose of providing confidential information to third parties. Prior to gaining access to the data room, third parties have been required to enter into confidentiality and standstill agreements with NovaGold.
Discussions are being pursued with these third parties in order to generate value-enhancing alternatives. While it is impossible to predict whether any transactions will emerge from these efforts and discussions, due to the value of NovaGold's world-class gold and copper assets, the Board of Directors believes that NovaGold and its assets are potentially very attractive to other parties in addition to Barrick.
Rejection of the Barrick Offer by Directors, Executive Officers and Senior Management:	The directors, executive officers and senior management of NovaGold, together with their respective associates, have indicated their intention to reject the Barrick offer and not tender their NovaGold shares to the Barrick offer.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

NOVAGOLD RESOURCES INC.
DIRECTORS' CIRCULAR

        This directors' circular (the "Directors' Circular") is issued by the board of directors (the "Board of Directors") of NovaGold Resources Inc. ("NovaGold") in connection with the offer (the "Barrick Offer") dated August 4, 2006, made by Barrick Gold Corporation ("Barrick" or the "Offeror") to purchase all of the shares of NovaGold (the "Shares") at a price of US$14.50 per Share in cash.

        The terms and conditions of the Barrick Offer, the method of acceptance of the Barrick Offer and other information relating to the Barrick Offer, NovaGold and the Offeror are set out in the Barrick Offer, the take-over bid circular (the "Barrick Circular") that accompanies and forms part of the Barrick Offer, and the letter of transmittal and the notice of guaranteed delivery that accompany the Barrick Offer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors has carefully considered the Barrick Offer, has received the recommendation of a special committee of the independent directors that the Board of Directors established to review and consider the Barrick Offer (the "Special Committee"), has reviewed the opinions of each of its financial advisors, RBC Capital Markets and Citigroup Global Markets Inc., and has determined unanimously that the Barrick Offer is inadequate. The Board of Directors also unanimously resolved to recommend that the shareholders of NovaGold (the "Shareholders") reject the Barrick Offer and do not tender their Shares to the Barrick Offer.

DIRECTORS' RECOMMENDATION
The Board of Directors of NovaGold Resources Inc. unanimously recommends that Shareholders
REJECT  the Barrick Offer and DO NOT TENDER their Shares to the Barrick Offer.

        Shareholders who are in doubt as to how to respond to the Barrick Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Barrick Offer may have tax consequences and they should consult their own professional tax advisors. Enquiries concerning the information in this Directors' Circular should be directed to investor relations at the telephone number listed on the back page of this Directors' Circular.

        Shareholders should consider the terms of the Barrick Offer carefully and should come to their own decision as to whether to accept the Barrick Offer.

ANALYSIS AND REASONS FOR REJECTING THE OFFER

        The Board of Directors has carefully reviewed and considered the Barrick Offer, with the benefit of advice from its financial advisors and legal advisors. The following is a summary of the principal reasons for the unanimous recommendation of the Board of Directors to Shareholders that they REJECT the Barrick Offer and NOT TENDER their Shares to the Barrick Offer.

1.
The Board of Directors believes that the Barrick Offer significantly undervalues NovaGold's world-class mineral projects and its growth potential.

•
NovaGold's two most important deposits, the Donlin Creek gold deposit and Galore Creek copper-gold deposit, rank among the largest undeveloped deposits of their kind in the world and are located in geopolitically stable countries. Such assets are highly strategic and marketable because they are difficult to discover or acquire. Worldwide there is a lack of precious metal and base metal discoveries sufficient to sustain current production levels. That lack is driving the current industry consolidation. The Board of Directors believes that the Barrick Offer fails to adequately compensate Shareholders for the significant strategic and scarcity value of the Donlin

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

    Creek and Galore Creek projects. NovaGold's other assets include its Nome Operations, the Ambler project, the recently acquired Coast Mountain Power Corp. and, as of May 31, 2006, $204 million in cash and cash equivalents and $72 million in fair market value of investments.

  •
  The Barrick Offer places an Enterprise Value(1) on NovaGold of US$33 per ounce of gold resource or US$19 per ounce of gold equivalent resource. Even assuming Barrick will earn an additional 40% interest in the Donlin Creek project, which the Board of Directors believes will not occur, the Barrick Offer places an Enterprise Value on NovaGold of US$48 per ounce of gold resource or US$23 per ounce of gold equivalent resource. The Board of Directors believes, based on a review of comparable transactions and advice from its financial advisors, that each of these amounts represent a significant discount to the Enterprise Value per ounce of resource being paid in other recent transactions, as summarized below:

1)
Enterprise Value is equal to equity price paid plus debt less cash. NovaGold's Enterprise Value reflects Barrick's Offer price of US$14.50.

2)
Based on 70% interest in Donlin Creek and gold resources only.

3)
Based on 70% interest in Donlin Creek and gold equivalent resources, converting silver and copper into gold resources assuming a price of US$515/oz for gold, US$8/oz for silver and US$1.10/lb for copper. Gold equivalent resources do not include a recovery factor.

4)
Only includes Donlin Creek, Galore Creek and Nome Operations.

2.
Barrick's Offer does not reflect NovaGold's current 70% ownership in the Donlin Creek project and the likelihood Barrick will fail to meet the milestones in the Donlin Creek Joint Venture Agreement to earn an additional 40% of that project.

•
NovaGold currently owns 70% of the Donlin Creek deposit. Under the terms of the Donlin Creek Joint Venture Agreement, Barrick is entitled to earn an additional 40% interest in the property (thereby reducing NovaGold's interest to 30%), provided that Barrick has satisfied each of the following criteria by no later than November 2007:

•
spent a specified amount on exploration and development expenditures;

•
provided a bankable "feasibility study", as described below, to NovaGold; and

•
obtained board approval to construct a mine on the property with an anticipated production rate of not less than 600,000 ounces of gold or gold equivalent per year for the first five years of production.

•
We believe the intent of the agreement was to provide for the commencement of construction of a mine at Donlin Creek shortly after the board's construction decision was made.

•
The definition of "feasibility study" in the agreement provides that the study must contain, among other things, "information in such form and level of detail as may be appropriate and necessary to allow a bank or other lending institution familiar with the mining industry to make a decision as to whether to loan funds" in respect of the mine operations. The Board of Directors believes, based on discussions with management and correspondence between NovaGold and Placer, that these provisions require Barrick, among other things, to

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

      have an environmental impact statement and major permits substantially in place for a mine at Donlin Creek by the November 2007 deadline. The process of environmental review and permitting of new mine developments routinely results in material changes to project design and scope. To NovaGold's knowledge, although we are 45 months into the 60-month back-in period, the environmental review and permitting process for the Donlin Creek project has not been initiated with the appropriate governmental agencies. In the view of the Board of Directors, it is impossible for Barrick to substantially complete the environmental review and permitting process and make a meaningful construction decision in the 15 months until the deadline and, as such, the Board of Directors believes that Barrick will be unable to increase its ownership position to 70%.

    •
    By initiating the Barrick Offer and making public statements regarding its ability to earn an additional 40% interest that are inconsistent with its private discussions with NovaGold, the Board of Directors believes that Barrick is attempting to circumvent the outcome that NovaGold will retain its 70% interest in the Donlin Creek project when Barrick fails to meet the milestones in the Donlin Creek Joint Venture Agreement.

    •
    The Board of Directors further believes that the Barrick Offer assumes that NovaGold effectively owns only 30% of Donlin Creek. As a result, the Board of Directors believes that the Barrick Offer does not provide Shareholders with adequate value for NovaGold's actual interest in the Donlin Creek project. Given that Donlin Creek is one of the largest known, non-producing gold deposits in the world, the Board of Directors believes that the Barrick Offer does not represent adequate value for NovaGold and its assets.

3.
Alternative transactions are being pursued by NovaGold with some of the world's largest mining companies to generate greater value for NovaGold's Shareholders.

•
Since July 24, 2006, the date that Barrick announced its intention to make the Barrick Offer, the Board of Directors and the Special Committee, together with NovaGold's management, financial advisors and legal advisors, have been working to pursue alternative transactions that may enhance Shareholder value. NovaGold has been solicited by, and has initiated contact with, a number of third parties, including some of the world's largest mining companies, who have expressed an interest in considering alternative transactions. NovaGold has established a data room for the purpose of providing confidential information to third parties. Prior to gaining access to the data room, each third party has been required to enter into a confidentiality and standstill agreement with NovaGold.

•
Discussions are being pursued with these third parties in order to generate value-enhancing alternatives. While it is impossible to predict whether any transactions will emerge from these efforts, the Board of Directors believes that NovaGold and its assets are potentially very attractive to other parties in addition to Barrick.

•
Tendering Shares to the Barrick Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging.

4.
The Board of Directors believes that the timing of the Barrick Offer is opportunistic and disadvantageous to Shareholders because, if successful, it will deprive them of the potential for near-term enhancement of the value of their Shares.

•
NovaGold's consistent achievement of its project objectives over the past seven years has delivered to Shareholders a compound annual growth rate in NovaGold's share price of more than 70%.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

  •
  The Board of Directors believes that Shareholders who tender to the Barrick Offer will lose the benefit of NovaGold's future growth.

  The Barrick offer is opportunistic because NovaGold is approaching significant milestones in the months ahead that will demonstrate additional value.

  •
  Permits are anticipated shortly for the start of construction at Rock Creek and production is expected to commence within nine months. A feasibility study for Galore Creek is scheduled for completion in 2006. Permits for Galore Creek are anticipated in the first half of 2007 with a construction decision to be made immediately thereafter. NovaGold is scheduled to begin commercial production at its Nome Operations in 2007.

  •
  Achieving commercial production is generally a catalyst for a value re-rating in the mining sector, as investors assign a substantially higher valuation multiple to producing companies than to development companies.

  •
  Market valuation measures generally increase as a company moves from development to production. Further, mining projects generally experience an increase in identified resources due to further exploration undertaken concurrently with mine development.

  •
  The charts below illustrate the share price increases of other gold companies in the months leading up to the commencement of commercial production at their major projects.

Case Study: Alamos Gold (Mulatos)

	IPO 2/21/2003	Commences Exploration 7/24/2003	Feasibility 6/2/2004	Phase I Development 2/13/2006	Commercial Production 4/3/2006
Enterprise Value ($mm)	NA	$32	$76	$532	$663
Enterprise Value/Resource ($/oz)(1)	NA	NA	$19	$177	$221

Source: Factset, company filings and Wall Street research.

(1)
Includes measured and indicated, and inferred gold resources only.

Case Study: Gammon Lake (Ocampo)

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

	IPO 9/4/2003	Feasibility 11/11/2004	Production(1) 2/1/2006
Enterprise Value ($mm)	NA	$321	$1,078
Enterprise Value/Resource ($/oz)(2)	NA	$41	$104

Source: Factset, company filings and Wall Street research.

(1)
Poured first gold / silver doré at Ocampo.

(2)
Based on gold equivalent resources assuming a price of US$515/oz for gold and US$8/oz for silver.

•
NovaGold has one of the most compelling growth profiles in the gold industry. Production of 100,000 ounces annually is expected from the Rock Creek mine starting in 2007. Production is expected to grow to over a million ounces of gold per year, assuming a 70% interest in the Donlin Creek project, as well as 370 million pounds of copper per year and two million ounces of silver per year when all projects are in production. The chart below summarizes the near-term milestones NovaGold expects at some of its projects:

Milestones
Projects
	1-2 Months	2-6 months	6-12 months	12-18 Months
Nome Operations (Rock Creek)	Complete Permitting, Start Construction	Mine Construction	Begin Production	Full Production
Galore Creek	Interim Resource Update	Feasibility Study	Complete Permitting and Make Construction Decision	Begin Mine Construction
Donlin Creek	Interim Resource Update	Updated Economic Assessment	Pre-Feasibility Study	Back-in Deadline
Ambler	Complete Drilling	Interim Resource Update	Preliminary Economic Assessment	—
  •
  The Board of Directors believes that the Barrick Offer does not recognize the potential for a significant value increase associated with the commencement of gold production by NovaGold.

        The Barrick Offer is opportunistic given the recent decline in share prices for gold companies.

  •
  The Barrick Offer is also opportunistic because it takes advantage of a recent period during which the price of the Shares and the S&P/TSX Gold Index declined. At the time of the Barrick Offer, NovaGold's share price was trading 29.1% below its six-month high and only 9.7% above its six-month low. As recently as May 2, 2006, the Shares traded as high as US$16.47, 13.6% above the Barrick Offer.

  •
  The chart below summarizes the price of the Shares over the last six months:

        Source: Public filings and Bloomberg. All amounts in US dollars.

5.
The Barrick Offer represents a substantial discount to the current trading price of the Shares.

•
Since the announcement of Barrick's intention to make the Barrick Offer on July 24, 2006, the Shares have consistently traded above the Barrick Offer price.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

  •
  Between July 24, 2006 and August 11, 2006, approximately 17.4 million Shares traded on the TSX and 34.6 million Shares traded on the AMEX between $17.69 and $19.47 and US$15.50 and US$17.28 per share, respectively, and at a volume weighted average price of $18.31 and US$16.06, respectively.

	US	Canadian
Six Month High	$17.28	$19.47
Six Month Low	10.64	11.82
Volume Weighted Average Price(1)	16.06	18.31
Total Volume Since Barrick Offer (000's)	34,628	17,366
Volume as a % of Float(2)	39.0%	19.5%
    (1)
    Represents the trading period since the Barrick Offer.

    (2)
    Excludes shares held by NovaGold management.

        Source: Public filings and Bloomberg. All amounts in US dollars.

  •
  On August 11, 2006, the closing price of the Shares was US$16.61, or 14.6% higher than the consideration offered under the Barrick Offer.

  •
  The Board of Directors believes that the performance of the Shares during the period since July 24, 2006 is a strong indicator that the market believes that the Barrick Offer undervalues the Shares.

6.
The Board of Directors believes that the Barrick Offer does not reflect an adequate premium for control of NovaGold.

•
The following chart illustrates the average premiums paid over the target's unaffected stock price (generally 20 trading days prior to the offer's announcement) in recent global and Canadian mining transactions since the beginning of 2000. The chart also shows the average 20 trading day premiums paid by Barrick in respect of a number of transactions it completed during that period, as well as Barrick's offer for Pioneer.

        Source: Securities Data Corporation and other publicly available information.

        Note: Precedent take-over premiums based on target's unaffected stock price, generally 20 days prior to announcement date.

    1)
    Premium based on the Barrick Offer price of US$14.50 per Share relative to the closing price of the Shares on AMEX on June 23, 2006 of US$12.73 per Share, 20 trading days prior to announcement date.

    2)
    Includes average premium of closed transactions greater than US$500 million from January 1, 2000 to August 3, 2006.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

    3)
    Includes average premium of closed transactions greater than US$250 million from January 1, 2000 to August 3, 2006.

    4)
    Includes average premium of Barrick's acquisition of Arequipa Resources, Sutton Resources, Pangea Goldfields, Homestake Mining and Placer Dome, as well as the offer for Pioneer.

  •
  In the Board of Directors' view, the foregoing chart illustrates that the Barrick Offer does not reflect an adequate premium for control of NovaGold.

  •
  From the date of the Barrick Offer to August 11, 2006, the S&P/TSX Gold Index has increased 6.4% on an absolute basis. Assuming NovaGold's share price would have increased in line with the broader index, the one-day premium of 24.3% represented by the Barrick Offer on July 24, 2006 is effectively reduced to 17.9%, well below take-over premiums in precedent transactions.

7.
NovaGold has the management capabilities and access to the financial resources to develop its two world-class deposits and pursue its current corporate objectives.

•
NovaGold has demonstrated its ability to assemble experienced management teams for its Galore Creek project and Nome Operations (Rock Creek, Big Hurrah and Nome Gold).

•
Senior operations and construction management for NovaGold's Nome Operations average 22 years of industry experience and have worked on major mines and projects that include Red Dog, Fort Knox, Round Mountain, Nixon Fork, Copper Range and Independence.

•
Senior operations management for NovaGold's Galore Creek project average 24 years of industry experience and have worked on major mines and projects that include Porgera, Zaldivar, Yanacocha, Dome, Gibraltar, Endako and Pueblo Viejo.

•
Senior construction management for NovaGold's Galore Creek project average 29 years of industry experience and have worked on major mines and projects that include Porgera, Zaldivar, Musselwhite, Red Dog, Pogo, Diavik, Ekati, Campbell Redlake, South Deep, Burdekin Falls Dam, Granny Smith, Bulyanhulu, Snap Lake, Misima, Cortez and Pueblo Viejo.

•
Barrick's CEO acknowledged the quality of the management team that NovaGold has assembled during its joint venture negotiations with NovaGold, when he indicated he would support a transaction in which NovaGold managed the construction and operation of the Galore Creek project.

•
NovaGold has demonstrated its competence in managing the complex process of moving a major mineral property through the exploration phase and into the development phase. NovaGold optioned a 100% interest in the Galore Creek property on July 31, 2003. By November 2003, a 3,000 meter drill program had been completed on the property, followed with the start of the permitting process with the submission of a project description for the Environmental Review Process in February 2004. A resource estimate was completed on the project in May 2004, and by the end of the 2004 field season NovaGold had completed an additional 25,000 meters of drilling. By April 2005, a resource update had more than doubled the resources at the project, and by the end of the 2005 field season an additional 63,000 meters of infill, geotechnical and exploration drilling was complete. In February 2006, NovaGold executed a landmark Participation Agreement with the Tahltan First Nation to support development of the Galore Creek mine, and in June 2006 submitted its Environmental Assessment document which initiated the formal public review and comment period of the permitting process, all less than three years after acquiring the property.

•
NovaGold has demonstrated its ability to raise finances necessary to progress its projects. Most recently the Company completed a US$176 million equity offering in February 2006 with

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

    Citigroup Global Markets Inc., Bear Stearns and RBC Capital Markets. To facilitate obtaining financing for the Galore Creek project, NovaGold also retained Rothschild Inc. on October 24, 2005. Rothschild Inc. is one of the world's leading advisors and arrangers of finance for the mining industry and has advised on numerous similar transactions.

8.
Barrick's bid for Pioneer is not an impediment to the development of the Galore Creek project.

•
NovaGold's management and Board of Directors do not consider Barrick's competing bid for Pioneer to be an impediment to the development of the Galore Creek project. NovaGold has applied to the Province of British Columbia for surface rights over part of the Grace claims. NovaGold's management and Board of Directors believe that Pioneer has no right, as the underlying mineral rights holder, to stop the Province of British Columbia from granting NovaGold surface rights in the area of its mineral claims. NovaGold made a bid for 100% of the shares of Pioneer because it believed that owning 100% of the Grace claims would facilitate the optimization of the development of the Galore Creek district.

•
Contrary to Barrick's conclusion that "NovaGold's ability to acquire Pioneer was highly doubtful," four days prior to the launch of Barrick's bid for Pioneer NovaGold's representatives spoke with Pioneer's representatives to discuss a proposal by Pioneer for NovaGold to acquire the Grace claims for a cash payment of approximately $65 million.

•
Negotiations were initiated with Pioneer, but before they could progress Barrick announced its bid for Pioneer. As a result of Barrick's subsequent bid for Pioneer, which NovaGold alleges improperly uses confidential information which NovaGold provided to Barrick, NovaGold has now launched a lawsuit against Barrick seeking a court order that any shares of Pioneer that Barrick acquires under its bid for Pioneer will be held under a constructive trust for the benefit of NovaGold.

•
NovaGold's management and Board of Directors believe that Barrick's bid for Pioneer is an attempt to take advantage of the uncertainty that has been raised by Pioneer's litigation and improve Barrick's bargaining position in any negotiations to allow it to preserve its ability to earn an additional 40% of the Donlin Creek project.

9.
NovaGold's financial advisors have each provided a written opinion that the consideration under the Barrick Offer was, as of the date of such opinions, inadequate from a financial point of view to the Shareholders, based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions.

•
The Special Committee has received written opinions, dated August 12, 2006, from each of its financial advisors, RBC Capital Markets and Citigroup Global Markets Inc., to the effect that the consideration under the Barrick Offer was, as of such date, inadequate from a financial point of view to the Shareholders, based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions. Copies of the opinions of RBC Capital Markets and Citigroup Global Markets Inc. are attached to this Directors' Circular as Schedule A and Schedule B, respectively.

•
The Board of Directors recommends that you read each of the opinions carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinions and the descriptions thereof do not constitute a recommendation to Shareholders as to whether they should tender their Shares.

10.
The Barrick Offer is not a Permitted Bid under NovaGold's Shareholder Rights Plan Agreement.

•
The purpose of the Shareholder Rights Plan Agreement (the "Rights Plan") is to seek to ensure that all Shareholders are treated fairly in any transaction involving a change in control of NovaGold and have an equal opportunity to participate in the benefits of a take-over bid. The

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

    Rights Plan encourages potential acquirors to make a "Permitted Bid", without the approval of the Board of Directors, having terms and conditions designed to meet the objectives of the Rights Plan, or to negotiate the terms of the offer with the Board of Directors. Failure to do so creates the potential for substantial dilution of the potential acquiror's position. To be a Permitted Bid, a take-over bid must, among other things, be open for at least 60 days and be accepted by the holders of more than 50% of the Shares (other than those Shares held by any Shareholder or group of Shareholders making a take-over bid). See "Shareholder Rights Plan". The Barrick Offer is open for acceptance for only 42 days and Barrick retains the right to waive the condition that at least 50.1% of NovaGold's Shareholders accept the Barrick Offer.

  •
  Barrick was able to make a Permitted Bid because the Rights Plan was adopted and announced, and a copy publicly filed, prior to the Barrick Offer being filed. Barrick chose not to make a Permitted Bid.

CONCLUSION AND RECOMMENDATION

        For the reasons outlined above, the Board of Directors believes that the Barrick Offer fails to provide full value for the Shares and is an attempt by Barrick to acquire NovaGold without offering adequate consideration to Shareholders.

        The Board of Directors unanimously recommends that Shareholders REJECT the Barrick Offer and NOT TENDER their Shares to the Barrick Offer.

        The foregoing summary of the information and factors considered by the Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendation. The members of the Board of Directors evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of NovaGold, and based upon the advice of the financial advisors and legal advisors and the recommendation of the Special Committee. In view of the numerous factors considered in connection with their evaluation of the Barrick Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board of Directors may have given different weight to different factors. The conclusion and unanimous recommendation of the Board of Directors was made after considering all of the information and factors involved.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

BACKGROUND TO THE OFFER AND RESPONSE OF NOVAGOLD

        The Board of Directors believes that understanding the background of the Donlin Creek Joint Venture Agreement is key to assessing Barrick's Offer and the valuation of NovaGold's assets. The background is provided in two phases based on which entity the Company was negotiating with at the time: the Placer Phase and the Barrick Phase. Key points highlighted by the background include the following:

  •
  NovaGold currently holds a 70% interest in the Donlin Creek project, one of the largest gold deposits in the world;

  •
  Both Placer and Barrick acknowledged difficulties and concerns with the time remaining to achieve the back-in requirements which would reduce NovaGold's ownership in the Donlin Creek project to 30% and increase Barrick's ownership to 70%;

  •
  Prior to Barrick's acquisition of Placer, NovaGold had begun discussions with Placer for an extension to the back-in deadline and, after that acquisition, Barrick acknowledged that a lack of work by Placer had placed the Donlin Creek project behind schedule;

  •
  Prior to Barrick's unsolicited offer for NovaGold, the Company was actively negotiating in good faith with Barrick to resolve Barrick's concerns with the lack of time to successfully achieve the back-in requirements in exchange for value-enhancing transactions for NovaGold and its Shareholders;

  •
  Barrick launched its unsolicited bid prior to the conclusion of friendly negotiations with NovaGold, prior to the public release of the results of an 80,000 meter drill program at Donlin Creek which may be material to NovaGold Shareholders, prior to an update of the resource model that would convert inferred resources to measured and indicated resources, and after it obtained confidential information on the Galore Creek exploration potential on the premise it was negotiating as the Company's joint venture partner at Donlin Creek; and

  •
  Drilling information obtained by NovaGold during a Donlin Creek site visit in July 2006, indicates a major new discovery and the potential for a significant, positive impact to the Donlin Creek resource model which, if Barrick is successful in acquiring NovaGold before follow-up drilling is done, could directly translate to lost value for NovaGold Shareholders.

The Placer Phase: October 2000 to October 2005

        In November 2000, NovaGold approached Placer representatives with the goal of acquiring an interest in the Donlin Creek project. In 2001, Placer and NovaGold executed an agreement that allowed NovaGold, by expending a minimum of US$10 million within ten years, to earn a 70% interest in the project. After completion of the earn-in, Placer would have a 90-day period to elect to exercise back-in rights. If it exercised those rights and met certain required back-in milestones, it would earn an additional 40% interest in the Donlin Creek project (reducing NovaGold's interest to 30%).

        During negotiation of the back-in rights, Placer requested five years from the completion of NovaGold's earn-in to achieve the required back-in milestones, which included: (i) Placer producing a bankable feasibility study, and (ii) Placer's board of directors making the decision the agreement required of an approval "to construct a mine on the property with an anticipated production rate of not less than 600,000 ounces of gold or gold equivalent per year for the first five years." These milestones are required to be completed, at the latest, by November 2007, with construction to begin shortly thereafter.

        NovaGold began exploring the property in July 2001. Sixteen months later, after a very successful exploration program, NovaGold had more than doubled the size of the resource and improved the average ore grade of the deposit, and expended the US$10 million required to earn its 70% interest in the project. On November 13, 2002, NovaGold gave notice to Placer that its earn-in had been completed and NovaGold now owned a 70% interest in the project.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

        On February 10, 2003, Placer elected to exercise its back-in rights and manage the project. In April 2003, Placer completed a new resource calculation on Donlin Creek which showed a measured and indicated resource of 11 million ounces and an inferred resource of 14 million ounces, all within the boundaries of a proposed open-pit mine that would potentially be economic to build and operate at a gold price above US$400 per ounce. As a result of the significant amount of the inferred resources within the potentially economic pit, extensive drilling would be necessary to convert a substantial portion of those inferred resources to measured and indicated resources for Placer to complete a pre-feasibility study and subsequent feasibility study.

        On June 27, 2003, the US Exploration Manager of Placer and a representative on the Donlin Creek joint venture management committee sent a letter to NovaGold to respond to discussions concerning the milestones, in which he stated:

  "Placer Dome US understands that to be reasonable, the Board of Directors' decision to construct a mine has to be a meaningful one, so that mine construction and development is ready to go forward in short order or, if it does not proceed in short order, that happens only because of something beyond Placer Dome US's reasonable control."

        Upon assuming management of the Donlin Creek project, Placer confirmed in joint venture meetings, and announced publicly, that it intended to complete a pre-feasibility study in 2003, a feasibility study in 2004 and obtain permits required for construction by late 2006. Despite these statements, Placer failed to dedicate adequate resources for drilling and other work necessary to complete even a pre-feasibility level analysis over the subsequent two years.

        By 2005, Placer had made no progress on upgrading the resource base or on the bankable feasibility study. NovaGold communicated its concerns to Placer that Placer would not be able to meet its back-in requirements without starting the permitting process on a number of occasions. The permitting process is a critical step in the succesful completion of a bankable feasibility study and a meaningful decision to construct a mine, which are required for Placer to achieve its additional back-in ownership.

        During 2005, Placer completed 26,000 meters of drilling at the Donlin Creek project. NovaGold indicated to Placer that this drill program was insufficient to complete a pre-feasibility study. In January 2006, NovaGold released an updated US$400 per ounce gold price "in-pit" resource estimate containing 14.6 million ounces of measured and indicated gold resources and 13.8 million ounces of inferred gold resources for the Donlin Creek project.

        A number of meetings were held in the fall of 2005 between Placer and NovaGold discussing alternatives to resolve Placer's inability to meet the timeline to earn its additional 40% interest in the project. Unfortunately, no resolution was reached before the unsolicited offer from Barrick was made in October to purchase all of the shares of Placer.

The Barrick Phase: October 2005 to Present

  •
  During Barrick's due diligence in connection with the Placer transaction, NovaGold communicated concerns with Placer's lack of progress and Placer's likely inability to meet the timeline required to earn an additional 40% interest in the Donlin Creek project;

  •
  In March 2006, NovaGold and Barrick began discussions on amendments to the Donlin Creek Joint Venture Agreement;

  •
  Serious good faith discussions continued throughout the spring of 2006, which included the sharing of confidential information regarding NovaGold's assets and culminated in a proposed agreement in May 2006;

  •
  Before discussions were completed, Barrick launched its unsolicited bid for NovaGold; and

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

  •
  Drilling information obtained by NovaGold during a July 2006 Donlin Creek site visit by NovaGold management indicates a major new discovery and the potential for a significant, positive impact to the Donlin Creek resource model which, if Barrick is successful in acquiring NovaGold before follow-up drilling is completed, could directly translate to lost value for NovaGold Shareholders.

        Shortly after the takeover by Barrick of Placer, senior management of Barrick and NovaGold met. Barrick representatives indicated that it was Barrick's intention to earn the additional 40% interest in the Donlin Creek project. NovaGold's representatives advised Barrick to review the back-in requirements on the Donlin project closely and made it clear that they believed there was a serious issue with Barrick being able to meet the timeline. Barrick left the meeting indicating that they would look into NovaGold's concerns.

        In February 2006, the CEO, CFO and COO of NovaGold and the CEO, an Executive Vice President and the Vice President, Corporate Development of Barrick met while attending an industry conference in Florida. NovaGold's representatives took this opportunity to again communicate to Barrick that the lack of progress on drilling and pre-feasibility work at the Donlin Creek project had seriously jeopardized, and perhaps eliminated, Barrick's ability to earn an additional 40% interest in the project. Barrick's representatives indicated that they were also concerned about the Donlin Creek Joint Venture Agreement. Barrick's representatives indicated that they did not want to commit significant capital and resources to the project only to have NovaGold claim that Barrick had not earned the additional 40% interest in the project in November 2007. NovaGold reiterated its view that permits would have to be in place before a bankable feasibility study could be produced and a meaningful construction decision made. Barrick's representatives asked if NovaGold would be open to negotiating an extension or some other terms that would allow them to address that concern and continue to advance the project. However, since Barrick was still engaged in integrating the Placer assets the two sides agreed to meet at a later date to determine an appropriate schedule and timeline to develop the Donlin Creek project.

Proposed Donlin Amendment Transaction

        NovaGold's and Barrick's management held two meetings while attending an industry conference in Toronto in March 2006. The first focussed on technical issues related to the Donlin Creek project. At this meeting NovaGold was advised that Barrick remained interested in Donlin Creek and that six more weeks would be required to develop a clear work program for technical and permitting activities related to the project.

        The second meeting occurred at a social event hosted by Barrick, at which two members of Barrick's senior management approached NovaGold's management to discuss possible ways to compensate NovaGold for agreeing to modify the Donlin Creek Joint Venture Agreement. One of Barrick's suggestions at this time was that NovaGold allow Barrick to participate in NovaGold's Galore Creek project on terms favourable to NovaGold in exchange for making changes to the Donlin Creek Joint Venture Agreement. By the end of the meeting, the parties had begun discussing a transaction (the "Proposed Donlin Amendment Transaction") that would modify the Donlin Creek Joint Venture Agreement to increase the time available to Barrick to meet the milestones necessary to earn the additional 40% interest available to it, give Barrick an interest in NovaGold's Galore Creek project and give NovaGold an interest in one of Barrick's producing mines.

        NovaGold's management was encouraged after these initial meetings and felt that, as a result of Barrick's positive statements, progress on the Donlin Creek project might accelerate in the year ahead. At the same time, NovaGold's management did not believe that Barrick could realistically complete the milestones required by the Donlin Creek Joint Venture Agreement within the remaining back-in time. Given the significant Shareholder value which management felt could be achieved as a result of the Proposed Donlin Amendment Transaction, NovaGold management was confident that a fair deal could

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

be reached to reasonably compensate NovaGold for any agreed extension of the timeline at the Donlin Creek project.

        Throughout April, communications continued between NovaGold and Barrick. A preliminary timeline for the project was presented to NovaGold by Barrick at a meeting on April 22, 2006 that targeted March 2007 for a pre-feasibility study to be completed. NovaGold informed Barrick that it did not believe that, on that timeline, the back-in milestones could be completed by November 2007.

        NovaGold and Barrick met again to advance the Proposed Donlin Amendment Transaction on May 2, 2006. At this meeting, NovaGold informed Barrick that NovaGold would not consider a transaction with Barrick which would result in the Galore Creek project being developed at a slow pace or which transferred project management to Barrick. NovaGold's management also told Barrick that, while they were interested in working with Barrick to resolve Barrick's problem with the Donlin Creek Joint Venture Agreement through the Proposed Donlin Amendment Transaction, time was of the essence as several other companies were seriously interested in pursuing a transaction with NovaGold related to the Galore Creek project. At this meeting, the two parties first discussed the litigation that Pioneer had brought against NovaGold alleging that NovaGold had not met the requirements of the Grace Option Agreement and attempting to nullify NovaGold's 60% option on the Grace claims. NovaGold communicated to Barrick that the lawsuit was without merit and that Pioneer's subsurface claims have no relation to the Province of British Columbia's surface rights. Assuming condemnation drilling had confirmed no economic mineralization on these claims, NovaGold planned to place a tailings facility over part of the Grace claims. Barrick was still concerned and suggested to NovaGold that, in the worst case, NovaGold might have to acquire Pioneer to ensure that the litigation did not become a timing issue for the project. NovaGold assured Barrick that its legal position was strong and that Pioneer has no right, as the underlying mineral rights holder, to stop the Province of British Columbia from granting NovaGold surface rights in the area.

        Negotiations continued on May 16 and 17, 2006, when NovaGold's senior management met with Barrick's senior management, including the CEO and an Executive Vice President, at Barrick's offices in Toronto. At these meetings, detailed discussions were held with respect to how to structure the Proposed Donlin Amendment Transaction. After discussion, Barrick's representatives said that they believed Barrick could, subject to further diligence, agree to the Proposed Donlin Amendment Transaction including up to a 49% interest in the Galore Creek project and the acceptance of NovaGold as manager of that project subject to the customary oversight authority granted to the provider of a financial guarantee.

        At that meeting, Barrick's representatives asked many questions with respect to the Pioneer litigation and stated that this litigation was a concern for Barrick in evaluating the Proposed Donlin Amendment Transaction. Consequently, for the purpose of allowing Barrick to determine whether to enter into the Proposed Donlin Amendment Transaction, NovaGold's management described to Barrick in detail its views as to why the Pioneer litigation has no merit and NovaGold's litigation strategy.

        NovaGold provided Barrick with a term sheet for the Proposed Donlin Amendment Transaction at a meeting on May 29, 2006, and each point was discussed at length. Barrick's representatives once again raised concerns with respect to the Pioneer litigation and, despite NovaGold's insistence that the litigation was frivolous, the parties reviewed NovaGold's potential strategies for addressing Barrick's concerns. At the conclusion of this meeting, NovaGold and Barrick planned to exchange technical and financial information on the properties included in the Proposed Donlin Amendment Transaction once a standstill and confidentiality agreement was executed.

        To address Barrick's concerns with respect to the Pioneer litigation, which NovaGold believed were unfounded but important to Barrick, and in light of unsuccessful attempts to negotiate a purchase of the Grace property from Pioneer, NovaGold met with legal counsel and financial advisors to discuss the possibility of launching an unsolicited take-over bid for all of the issued and outstanding shares of Pioneer.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

        At the beginning of the next week, Barrick contacted NovaGold to indicate that a senior management meeting would be held by Barrick to discuss the Proposed Donlin Amendment Transaction. After that meeting was held, Barrick's management informed NovaGold that there was resistance to proceeding with the Proposed Donlin Amendment Transaction. NovaGold's management was advised that strong support remained for an agreement to change the Donlin Creek Joint Venture Agreement but that certain changes to the terms being discussed might be requested following additional analysis of the value of the assets to be exchanged in the Proposed Donlin Amendment Transaction.

        NovaGold's Board of Directors authorized management of NovaGold to proceed with an unsolicited take-over bid for all of the issued and outstanding shares of Pioneer on June 14, 2006.

        Through a series of communications, Barrick advised NovaGold that a more compelling argument would need to be presented to the rest of Barrick's senior management on the value of the Galore Creek project to gain final support for the Proposed Donlin Amendment Transaction. On June 16, 2006, NovaGold's management provided certain non-public exploration information and plans regarding the Galore Creek project to Barrick. Though this information was sensitive, NovaGold's management wanted to assist the members of Barrick's senior management, with whom they had been negotiating in good faith, to convince the remainder of Barrick's senior management that the Proposed Donlin Creek Amendment was a fair transaction to both parties.

        No further communication occurred with Barrick on that topic until NovaGold launched its take-over bid for Pioneer on June 19, 2006. On that day, Barrick contacted NovaGold to indicate that they remained interested in the Proposed Donlin Amendment Transaction but that they would prefer to wait until the Pioneer takeover was completed to continue negotiating with NovaGold.

        No material communications occurred between Pioneer and NovaGold until July 19, 2006 when RBC Capital Markets, representing NovaGold, approached Dundee Securities via telephone to discuss the willingness of Pioneer's management and board to enter into discussions regarding a negotiated agreement for NovaGold to purchase all the common shares of Pioneer (the "Potential Pioneer Transaction").

        Dundee Securities responded to RBC Capital Markets on July 20, 2006 with the framework of the terms on which the management and Special Committee of Pioneer could agree to a Potential Pioneer Transaction. Dundee Securities indicated that Pioneer's Special Committee was prepared to agree to support a transaction whereby NovaGold would purchase the Grace property from Pioneer and Pioneer would cease all litigation against NovaGold. Pioneer would receive $65 million in cash and Pioneer shareholders would continue to hold shares of a company that owned Pioneer's remaining assets. NovaGold would continue to own its 3,921,568 Pioneer common shares. NovaGold and RBC Capital Markets believed that this proposal valued Pioneer in excess of $1.20 per share.

        The proposed terms were conveyed to NovaGold management on July 20, 2006. After consulting with RBC Capital Markets, NovaGold determined that the proposed terms were sufficiently in excess of the approximately $35 million Pioneer offer, at a price of $0.57 per share, that negotiating such a large gap at this stage of the Pioneer take-over bid was not warranted. RBC Capital Markets contacted Dundee Securities on July 21, 2006 and suggested that NovaGold management were willing to begin negotiations should Pioneer respond with a more reasonable value. The representative of Dundee Securities agreed to relay the comments to Pioneer.

        On Monday, July 24, 2006, before any further discussions were held between RBC Capital Markets and Dundee Securities, Barrick announced the Barrick Offer for NovaGold and an offer for Pioneer.

        On August 11, 2006 NovaGold filed a lawsuit in the Supreme Court of British Columbia claiming, among other things, that Barrick misused confidential information belonging to NovaGold in making its bid for Pioneer, and seeking a court order that any shares of Pioneer purchased under its bid are held under a constructive trust for the benefit of NovaGold.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

New Drilling Result at the Donlin Creek Project

        On July 10, 2006, during a site review of the Donlin Creek project, senior management from NovaGold reviewed drilling results adjacent to the Acma deposit. At that time, NovaGold's geologist highlighted to Barrick's representatives the significance of an exceptional intercept outside the currently identified resource, which NovaGold's management believes is one of the best holes ever drilled on the property and could have a significant positive impact on the Donlin Creek resource model.

        On July 24, 2006, Barrick's field geology manager for the Donlin Creek project informed NovaGold's senior project geologist that he had been instructed by the manager of the Donlin Creek project to only drill infill holes and to no longer conduct any exploration drilling.

        On July 24, 2006, Barrick also announced the take-over offers for NovaGold and Pioneer.

Deliberations of the Special Committee and Board of Directors

        On July 24, 2006, the Board of Directors constituted a Special Committee of independent directors consisting of Gerald J. McConnell, Cole E. McFarland and James L. Philip. The Special Committee's mandate is to provide an impartial process to obtain the highest value reasonably available in the circumstances and to ensure that any transaction is fair to the Shareholders of NovaGold. Later that day, the Special Committee held its initial meeting and appointed Gerald J. McConnell as chairman of the Special Committee.

        The Special Committee held its second meeting on July 31, 2006. The independence of each member of the Special Committee was reviewed and the Special Committee considered and adopted a code of conduct. Also at that meeting, management of NovaGold made a presentation in respect of the proposed Barrick Offer and other strategic alternatives available to NovaGold to maximize shareholder value, and the Special Committee authorized management to solicit alternative transactions and report back to the Special Committee with the results. In addition, the Special Committee retained Borden Ladner Gervais LLP and Dorsey & Whitney LLP as its Canadian and U.S. legal advisors, respectively, after reviewing and confirming their independence. The Special Committee also reviewed the independence of RBC Capital Markets and Citigroup Global Markets Inc. and approved the appointment of RBC Capital Markets and Citigroup Global Markets Inc. as its Canadian and U.S. financial advisors, respectively.

        On August 2, 2006 the Board of Directors appointed George L. Brack to the Special Committee. On August 3, 2006, the Special Committee held another meeting at which George L. Brack joined the Special Committee, following consideration and confirmation of his independence. Management made a further presentation to the Special Committee regarding the proposed Barrick Offer, the advice received to date regarding the proposed Barrick Offer, and other issues surrounding possible third-party transactions considered to be alternatives to the proposed Barrick Offer. The Special Committee considered the information presented and gave management instructions on how to proceed with their solicitation of alternative transactions.

        The Special Committee met again on August 8, 2006 to receive a report from RBC Capital Markets and Citigroup Global Markets Inc. and to receive a report from its legal advisors. RBC Capital Markets and Citigroup Global Markets Inc. reported on potential alternative transactions that may be available to NovaGold, the third parties who had expressed interest in conducting diligence with respect to an alternative transaction and strategic issues related to the Barrick Offer. The Special Committee discussed the take-over bid circular Barrick released on August 4, 2006 and other matters with their legal advisors. The Special Committee then discussed with members of management the status of the solicitation of alternative transactions.

        On August 11, 2006, the Special Committee met again with its legal advisors and management and, after discussion, authorized management of NovaGold to file a lawsuit in the Supreme Court of British Columbia claiming, among other things, that Barrick misused confidential information belonging to NovaGold in making its bid for Pioneer and that any common shares of Pioneer purchased under its

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

bid are subject to a constructive trust for the benefit of NovaGold. Management also gave the Special Committee an update on the status of various matters related to the Barrick Offer.

        On August 12, 2006, the Special Committee met again to consider whether to recommend to the Board of Directors that NovaGold recommend acceptance of the Barrick Offer to Shareholders. Each of RBC Capital Markets, Citigroup Global Markets Inc. and management of NovaGold were asked to give presentations to the Special Committee on the strategic review process that had been undertaken, the Barrick Offer and the alternatives available to NovaGold. At this meeting the Special Committee received a financial analysis of the Barrick Offer from the financial advisors and the oral opinions of each of RBC Capital Markets and Citigroup Global Markets Inc. to the effect that the consideration under the Barrick Offer was, as of such date, inadequate from a financial point of view to the Shareholders, based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions.

        After considerable discussion, and based on its own deliberations, the factors outlined under "Analysis and Reasons for Rejecting the Offer", the advice of its financial advisors and legal advisors, and its review of the proposed terms of the transaction with Barrick, the Special Committee unanimously recommended to the Board of Directors that the Board of Directors recommend to Shareholders that they reject the Barrick Offer and not tender their Shares to the Barrick Offer.

        On August 12, 2006, after the meeting of the Special Committee, the Board of Directors reviewed the Barrick Offer and considered the opinions of the respective financial advisors in respect of the Barrick Offer, the recommendation of the Special Committee described above and other factors described under "Analysis and Reasons for Rejecting the Offer" and, after receiving financial and legal advice, unanimously resolved to recommend that Shareholders reject the Barrick Offer and not tender their Shares to the Barrick Offer. The Board of Directors also approved this Directors' Circular and its mailing to Shareholders.

        Subsequently, the Special Committee received the written opinions, dated August 12, 2006, from each of its financial advisors, RBC Capital Markets and Citigroup Global Markets Inc., confirming their oral opinion to the effect that the consideration under the Barrick Offer was, as of such date, inadequate from a financial point of view to the Shareholders, based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions.

OPINIONS OF THE FINANCIAL ADVISORS

        The opinions of RBC Capital Markets and Citigroup Global Markets Inc. were delivered pursuant to an engagement agreement dated July 24, 2006 between NovaGold and RBC Capital Markets (the "RBC Engagement Agreement") and an engagement agreement dated August 7, 2006 between NovaGold and Citigroup Global Markets Inc. (the "Citigroup Engagement Agreement", together with the RBC Engagement Agreement, the "Engagement Letters"), whereby NovaGold engaged RBC Capital Markets and Citigroup Global Markets Inc. to act as its financial advisors with respect to the Barrick Offer. Each of RBC Capital Markets and Citigroup Global Markets Inc. has delivered a written opinion that, as of the date of such opinions, the consideration under the Barrick Offer was inadequate from a financial point of view to the Shareholders. Copies of the opinions of RBC Capital Markets and Citigroup Capital Markets Inc., setting forth the scope of review and the assumptions, limitations and qualifications relating to their respective opinions, are reproduced in full at the end of this Directors' Circular. Shareholders are urged to read the opinions in their entirety. The opinions are not a recommendation as to whether or not Shareholders should deposit their Shares under the Barrick Offer.

        NovaGold has been advised by Citigroup Global Markets Inc. that it is not an insider, associate or affiliate (as those terms are defined in the Securities Act (British Columbia)) of NovaGold, the Offeror or any of their respective associates or affiliates. There are no understandings, agreements or commitments between Citigroup Global Markets Inc. and NovaGold or any of their respective associates or affiliates with respect to any future business dealings. Citigroup Global Markets Inc. has

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

in the past and may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for NovaGold or any of its associates or affiliates for which services they have received, and would expect to receive, compensation, including, Citigroup Global Markets Inc. acted as syndication agent and lead arranger for Barrick's current US$1.5 billion revolving credit facility, which originally was entered into on April 29, 2002, and has acted in various capacities for Barrick in connection with high yield and senior note offerings. In addition, Citigroup Global Markets Inc. acted as joint bookrunner in connection with the Company's US$176 million equity offering in February 2006. In the ordinary course of business, Citigroup Global Markets Inc. and its respective affiliates may actively trade or hold securities of NovaGold, Barrick or Pioneer for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        The terms of the Engagement Agreements provide that RBC Capital Markets and Citigroup Global Markets Inc. are to be paid customary and performance related fees for their services including a retainer fee, which is not contingent on the consummation of a transaction, an opinion fee on delivery of their respective opinions and a transaction fee if the sale of NovaGold is consummated. In addition, RBC Capital Markets and Citigroup Global Markets Inc. are to be reimbursed for their reasonable out-of-pocket expenses and are to be indemnified by NovaGold in respect of certain liabilities that may be incurred by RBC Capital Markets or Citigroup Global Markets Inc. in connection with the provision of their services.

MINORITY SHAREHOLDERS PROTECTIONS

        In the event that Barrick is successful in its Offer, but not all of the outstanding Shares are tendered in acceptance of the Barrick Offer, OSC 61-501, AMF Policy Q-27 and the Companies Act (Nova Scotia) contain provisions which protect the interests of the remaining minority Shareholders.

        Should Barrick, following its Offer, attempt to conduct a transaction by way of amalgamation, statutory arrangement, capital reorganization or other transaction involving NovaGold or an affiliate of NovaGold to acquire the remaining Shares not acquired pursuant to the Offer (a "Subsequent Transaction"), the provisions of the Company Act (Nova Scotia) may require at least 75% of the Shareholders to approve the Subsequent Transaction at a meeting called for that purpose. In addition, OSC Rule 61-501 and AMF Policy Q-27 would in effect also require, in addition to any other required Shareholder approval, that a majority of the votes cast by "minority" Shareholders approve the Subsequent Transaction. Any Subsequent Transaction may also result in minority Shareholders having the right to dissent and demand payment of the fair value of their Shares under section 2 of the Third Schedule to the Companies Act (Nova Scotia). If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares. Furthermore, section 132(1) of the Companies Act (Nova Scotia) provides that any "compulsory acquisition" contemplated by a new Board of Directors of NovaGold (the "Barrick Board") following the take-over bid must be approved by holders of not less than 90% of the issued and outstanding Shares of NovaGold (on a fully diluted basis). The Barrick Board would be required to give notice in the prescribed manner to each Shareholder who did not accept the offer and each person who subsequently acquired any Shares (in each case, a "Dissenting Shareholder") of such acquisition at anytime within four months after the expiration of the said four months. Any Dissenting Shareholders would then have one month from the date of that notice to potentially apply to a court of competent jurisdiction for an order preventing the acquisition. The Board of Directors does not believe the TSX will delist NovaGold's Shares without the approval of the majority of the minority Shareholders.

        The foregoing is only a summary of rights which may become available to a Shareholder and is qualified in its entirety by the provisions of OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia). OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia) are complex and may require strict adherence to notice and timing provisions, failing

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

which a shareholder's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of OSC Rule 61-501, AMF Policy Q-27 and section 132 of the Companies Act (Nova Scotia) should consult their legal advisors.

NOVAGOLD'S SHARE CAPITAL

        NovaGold's authorized share capital consists of 1,000,000,000 Shares and 10,000,000 preferred shares, issuable in series. As at August 11, 2006, (i) 91,598,280 Shares were issued and outstanding as fully paid and non-assessable shares in the capital of NovaGold; (ii) no preferred shares were issued and outstanding; and (iii) there were outstanding options (the "Options") issued under NovaGold's stock option plan providing for the issuance of 8,713,983 Shares upon the exercise thereof.

        In October 2003, NovaGold issued as part of a private placement 3,500,000 warrants each exercisable at $7.00 for one Share of NovaGold, which expire on October 1, 2008. These warrants are listed and posted for trading on the TSX under the symbol "NG.WT". In July 2005, NovaGold also issued as part of a private placement 3,130,000 warrants each exercisable at $12.10 for one Share of NovaGold, which expire on January 7, 2008. These warrants are listed and posted for trading on the TSX under the symbol "NG.WT.A".

        The Shares are listed and posted for trading on the TSX under the symbol "NG" and on the AMEX under the symbol "NG".

SHAREHOLDER RIGHTS PLAN

        The Rights Plan was originally adopted by NovaGold in April 2006. It was not proposed or implemented in response to, or in anticipation of, any pending, threatened or proposed acquisition or take-over, but simply as a precautionary measure, to ensure that in the event an unsolicited take-over bid was made for Shares, the Board of Directors would have the ability to pursue alternatives designed to provide Shareholders with full and fair value for their Shares. The Rights Plan was approved and ratified by NovaGold's Shareholders at the next annual general meeting in May 2006. The Rights Plan is available upon request to the Secretary of NovaGold and on www.sedar.com and is summarized in Schedule C to this Circular.

        By permitting all Shareholders other than an unsolicited bidder to purchase Shares at a discount, the Rights Plan is intended to encourage a person interested in acquiring 20% or more of NovaGold's outstanding Shares to do so by way of a Permitted Bid (as defined in the Rights Plan) or otherwise to make a take-over bid that the Board of Directors considers to represent the full value of the Shares. A Permitted Bid is one which meets certain established standards of fairness, including a requirement that it remain open for at least 60 days.

        Barrick has chosen not to make a Permitted Bid, and to leave the Offer open for acceptance for only 42 days. The effect of Barrick's choice is to restrict the time during which the Board of Directors may inform additional potential buyers, investors or other interested parties of NovaGold's prospects and develop potentially superior bids or other transactions for the benefit of Shareholders.

        The Board of Directors believes that the Rights Plan is an important instrument to allow it sufficient time to pursue alternatives that may lead to a higher offer for the Shares. The Board of Directors intends to use the Rights Plan only to advance the interests of Shareholders in their capacity as shareholders, and has embarked on a process intended to maximize value for the Shareholders (See "Analysis and Reasons for Rejecting the Offer").

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS
AND SENIOR MANAGEMENT

        The following table sets out the names and positions with NovaGold of each of its Directors, executive officers and senior management and the number and percentage of outstanding securities beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates and any person or company acting jointly or in concert with NovaGold as at August 11, 2006.

Name	Number of Shares		Percentage of Shares	Number of Shares Under Options	Percentage of Options
Executive Officers
RICK VAN NIEUWENHUYSE President, Chief Executive Officer and Director	2,090,958		2.3%	2,096,296	24.0%
PETER W. HARRIS Senior Vice President and Chief Operating Officer	2,100		0.0%	400,000	4.6%
ROBERT J. (DON) MACDONALD Senior Vice President, Chief Financial Officer and Secretary	151,618		0.2%	410,000	4.7%
Senior Management
DOUGLAS H. BROWN Vice President, Business Development	10,000		0.0%	280,000	3.2%
GREGORY S. JOHNSON Vice President, Corporate Communications and Strategic Development	1,082,718		1.2%	235,000	2.7%
JOSEPH R. PIEKENBROCK Vice President, Exploration	35,556		0.0%	535,185	6.1%
Non-executive Directors
GEORGE L. BRACK	3,019		0.0%	215,000	2.5%
MICHAEL H. HALVORSON	123,666	(1)	0.1%	200,000	2.3%
GERALD J. MCCONNELL	69,770	(2)	0.0%	452,500	5.2%
COLE E. MCFARLAND	11,000		0.0%	250,000	2.9%
CLYNTON R. NAUMAN	365,517	(3)	0.4%	425,000	4.9%
JAMES L. PHILIP	—		0.0%	250,000	2.9%

Notes:

(1)
119,342 Shares are owned personally and 4,324 Shares are held by Halcorp Capital Ltd., of which Mr. Halvorson is the President.

(2)
Mr. McConnell may be deemed to exercise control or direction over 369 Shares which are owned by his spouse.

(3)
Mr. Nauman holds 987 of these Shares in his IRA account and 1,654 of these Shares in his RRSP account.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

PRINCIPAL HOLDER OF SHARES

        As at August 11, 2006, to the knowledge of the Directors, executive officers and senior management of NovaGold identified under "Ownership of Securities by Directors, Executive Officers and Senior Management", the only person who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the Shares is indicated below:

Name	Number of Shares	Approximate Percentage of Shares
NEUBERGER BERMAN INC.	9,243,235	10.1%

INTENTIONS WITH RESPECT TO THE OFFER

        The Directors, executive officers and senior management and, to their knowledge after reasonable enquiry, each of their associates have indicated their intention to reject the Barrick Offer and not tender their Shares to the Barrick Offer. NovaGold inquired as to the intentions of its principal holder with respect to the Barrick Offer and received no response.

OWNERSHIP OF SECURITIES OF THE OFFEROR

        None of NovaGold, its Directors, executive officers and senior management and, to the knowledge of such Directors, executive officers and senior management after reasonable enquiry, none of their respective associates, or any person or company acting jointly or in concert with NovaGold owns (directly or indirectly), or exercises control or direction over, securities of the Offeror, except as follows:

Name	Type of Security	Number of Securities
PETER W. HARRIS	Options to Purchase Common Shares	2,692
COLE E. MCFARLAND	Common Shares	165
JOSEPH R. PIEKENBROCK	Common Shares	1,438

        NovaGold inquired as to the ownership of securities of the Offeror by the principal holders of Shares and received no response.

TRADING IN SHARES OF NOVAGOLD

        During the six months preceding the date hereof, none of the Directors, executive officers or senior management nor, to the knowledge of the Directors, executive officers and senior management after reasonable enquiry, any of their respective associates, any person holding more than ten percent of the Shares or any person or company acting jointly or in concert with NovaGold, has traded any Shares except as follows:

Name	Nature of Trade	Date of Trade	Number of Shares	Price Per Security
GEORGE L. BRACK	Disposition in Public Market Disposition in Public Market Disposition in Public Market	May 9, 2006 May 10, 2006 May 11, 2006	30,000 50,000 35,500	$ $ $	17.4627 17.4230 17.6110
DOUGLAS H. BROWN	Disposition in Public Market Disposition in Public Market Disposition in Public Market	May 9, 2006 May 10, 2006 May 11, 2006	15,000 5,000 10,000	US$ US$ US$	15.91 15.90 16.07
PETER W. HARRIS	Acquisition in Public Market Acquisition in Public Market	June 13, 2006 June 13, 2006	1,500 600	US$ US$	12.00 11.99

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

ROBERT J. (DON) MACDONALD	Disposition in Public Market Disposition in Public Market Disposition in Public Market	May 4, 2006 May 10, 2006 May 11, 2006	15,000 20,000 10,000	$ $ $	17.60 17.29 17.79
GERALD J. MCCONNELL	Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
	Disposition in Public Market	May 3, 2006 May 4, 2006 May 9, 2006 May 11, 2006 June 21, 2006 June 23, 2006 June 29, 2006 June 30, 2006 July 5, 2006 July 12, 2006 July 24, 2006	2,200 800 4,000 2,500 2,000 1,000 1,106 1,000 2,000 1,000 9,000	$ $ $ $ $ $ $ $ $ $ $	18.00 17.50 17.30 17.92 12.875 14.00 14.00 14.50 15.00 14.50 17.01
COLE E. MCFARLAND	Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
	Disposition in Public Market	May 5, 2006 May 5, 2006 May 5, 2006 May 5, 2006 May 5, 2006 May 5, 2006 May 9, 2006	10,500 600 100 100 3,300 400 10,000	$ $ $ $ $ $ $	17.50 17.52 17.53 17.56 17.57 17.58 17.30
CLYNTON R. NAUMAN	Disposition in Public Market	May 11, 2006	14,100		$18.00
JAMES L. PHILIP	Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
Disposition in Public Market
	Disposition in Public Market	May 8, 2006 May 10, 2006 May 11, 2006 May 12, 2006 May 15, 2006 May 16, 2006 May 16, 2006 May 16, 2006 May 17, 2006	20,000 10,000 3,600 16,400 4,600 21,300 9,700 3,700 10,700	$ $ $ $ $ $ $ $ $	16.57 17.3998 17.60 16.0858 14.6265 14.7203 14.4943 14.71 14.9289
RICK VAN NIEUWENHUYSE	Disposition in Public Market Disposition in Public Market	July 17, 2006 July 17, 2006	2,500 2,500	$ $	13.60 13.80

        During the six month period ended August 11, 2006 Directors, executive officers and senior management acquired a net total of 202,431 Shares through purchases and dispositions in the public market and exercises of stock options.

ISSUANCES OF SECURITIES OF NOVAGOLD

        Except as set forth below, no securities of NovaGold have been issued to the Directors, executive officers or senior management of NovaGold during the two years preceding the date of this Directors' Circular.

Name	Nature of Issue	Shares Issued	Price Per Share		Date of Issuance
GEORGE L. BRACK	Exercise of Options Exercise of Options Exercise of Options	50,000 35,000 25,000	$ $ $	4.35 6.60 4.35	May 10, 2006 May 10, 2006 September 1, 2004

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

DOUGLAS H. BROWN	Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options	30,000 20,000 10,000 65,185 50,000 50,000	$ $ $ $ $ $	3.05 3.05 3.05 1.0125 1.0125 1.0125	May 12, 2006 November 30, 2005 December 21, 2004 December 1, 2004 November 10, 2004 October 18, 2004
MICHAEL H. HALVORSON	Exercise of Options	74,074		$1.0125	October 20, 2005
GREGORY S. JOHNSON	Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options	100,000 50,000 55,555 50,000 129,630	$ $ $ $ $	3.60 4.35 1.0125 1.78 1.0125	June 14, 2006 June 14, 2006 October 21, 2005 May 3, 2005 May 3, 2005
ROBERT J. (DON) MACDONALD	Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options Exercise of Options	50,000 25,000 25,000 30,000 42,222 50,000 40,000 60,000	$ $ $ $ $ $ $ $	4.62 3.60 3.60 1.0125 1.0125 1.0125 1.0125 1.0125	May 2, 2006 February 23, 2005 February 10, 2005 January 24, 2005 November 10, 2004 August 31, 2004 August 25, 2004 August 24, 2004
GERALD J. MCCONNELL	Exercise of Options Exercise of Options Exercise of Options Exercise of Options	20,000 20,000 70,000 50,000	$ $ $ $	1.00 1.00 1.00 1.00	February 13, 2006 April 24, 2006 February 21, 2005 November 2, 2004
COLE E. MCFARLAND	Exercise of Options Exercise of Options Exercise of Options Exercise of Options	25,000 50,000 50,000 50,000	$ $ $ $	4.35 4.35 3.60 3.60	May 5, 2006 October 27, 2005 October 21, 2004 September 1, 2004
CLYNTON R. NAUMAN	Exercise of Options Exercise of Options Exercise of Options	25,000 25,000 74,074	$ $ $	0.35 0.62 1.0125	October 18, 2005 October 18, 2005 October 18, 2005
JAMES L. PHILIP	Exercise of Options Exercise of Options	50,000 50,000	$ $	3.05 3.05	May 9, 2006 May 11, 2006
JOSEPH R. PIEKENBROCK	Exercise of Options	30,000		$1.0125	November 7, 2005

        The options referred to below were issued under NovaGold's stock option plan during the two years preceding the date of this Directors' Circular to Directors, executive officers and senior management of NovaGold.

Name	Number of Options Granted	Date of Grant	Expiry Date	Exercise Price
GEORGE L. BRACK	75,000 75,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
DOUGLAS H. BROWN	100,000 60,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
MICHAEL H. HALVORSON	75,000 75,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
PETER W. HARRIS	400,000	October 24, 2005	October 23, 2015		$9.09
GREGORY S. JOHNSON	75,000 60,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

ROBERT J. (DON) MACDONALD	135,000 75,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
GERALD J. MCCONNELL	75,000 75,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
COLE E. MCFARLAND	75,000 75,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
CLYNTON R. NAUMAN	75,000 75,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
JAMES L. PHILIP	75,000 75,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
JOSEPH R. PIEKENBROCK	100,000 60,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06
RICK VAN NIEUWENHUYSE	250,000 250,000	January 17, 2005 March 10, 2006	January 16, 2015 March 9, 2016	$ $	8.86 14.06

TRADING PRICES OF THE SHARES

        On July 21, 2006, the last trading day of the Shares prior to the public announcement by the Offeror of its intention to make the Offer, the closing price on the Toronto Stock Exchange of the Shares was C$13.29 and on the American Stock Exchange was US$11.69.

ARRANGEMENTS BETWEEN NOVAGOLD AND THE DIRECTORS,
EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

        Except as set forth below, no arrangements or agreements have been made or are currently proposed to be made between NovaGold and any of its Directors, executive officers or senior managers as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors, executive officers or senior management remaining in or retiring from office if the Barrick Offer is successful.

Existing Employment Arrangements

        Pursuant to an employment contract effective May 1, 1999, Mr. Van Nieuwenhuyse is employed by NovaGold for a term ending on April 30, 2007. Mr. Van Nieuwenhuyse may terminate his employment with NovaGold within three months of a change of control of NovaGold by take-over bid (as that term is defined in the Securities Act (Ontario)), or if management's nominees to the Board of Directors are not elected. If Mr. Van Nieuwenhuyse terminates his employment in these circumstances, NovaGold is required to pay him a lump sum payment equal to three times his annual salary, and continue to pay his life insurance premiums for a period of five years from the date of termination. NovaGold must also forgive the entire amount of Mr. Van Nieuwenhuyse's US$182,000 housing loan if his employment is terminated for any reason.

        Pursuant to each of their employment contracts, Peter W. Harris, Robert J. (Don) MacDonald, Douglas H. Brown, Gregory S. Johnson and Joseph R. Piekenbrock (the "Employees" or each an "Employee") are employed by NovaGold for an indefinite term. In the event of a change of control, NovaGold is required to continue to employ each of the Employees in the same capacity and with the same authority, responsibilities and status that the Employee had prior to the change of control. Each Employee is to perform his services at a location that is mutually agreed upon by the particular Employee and NovaGold. Each Employee may terminate his employment with NovaGold by giving one month's notice in writing to NovaGold at any time between the 91st and 180th day following a change of control. If the Employee terminates his employment in this way, NovaGold must, within 10 days of the termination, pay to each Employee (except Mr. Harris, should he terminate his employment prior

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

to November 1, 2006) a severance payment equal to two times all compensation paid to the Employee for the previous fiscal year, and reimburse the Employee for all reasonable expenses incurred in the performance of his employment agreement. If Mr. Harris, prior to November 1, 2006, terminates his employment following a change of control NovaGold must, within 10 days of the termination, pay to Mr. Harris a severance payment of $150,000 and reimburse Mr. Harris for all reasonable expenses incurred in the performance of his employment agreement. NovaGold must also continue to provide each Employee with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of NovaGold in effect from time to time, for 12 months after the date of termination.

Special Committee

        As compensation for services rendered in connection with serving on the Special Committee, the chair of the Special Committee will receive a retention fee of $10,000 and each of the other members of the Special Committee will receive a retention fee of $5,000. In addition, each member of the Special Committee will receive a fee of $2,500 for each meeting of the Special Committee they attend.

RELATIONSHIP BETWEEN THE OFFEROR AND THE DIRECTORS,
EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

        No contracts or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors, executive officers and senior management remaining or retiring from office if the Barrick Offer is successful) have been made or proposed to be made between the Offeror and any of NovaGold's Directors, executive officers or senior management. None of NovaGold's Directors, executive officers or senior management are directors or officers of the Offeror or any subsidiary of the Offeror. None of NovaGold's Directors, executive officers and senior management, their respective associates or, to the knowledge of the Directors, executive officers, or senior management after due inquiry and receiving no response, the Principal Shareholders has any interest in any material contract to which the Offeror is a party.

MATERIAL CHANGES IN THE AFFAIRS OF NOVAGOLD

        Except as otherwise described in this Directors' Circular or as otherwise publicly disclosed, none of the Directors, executive officers or senior management of NovaGold are aware of any information that indicates any material change in the affairs or prospects of NovaGold since May 31, 2006, the date of the last unaudited interim financial statements of NovaGold, except as described therein.

OTHER INFORMATION

        Except as disclosed in this Directors' Circular, there is no information that is known to the Directors that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Barrick Offer.

ALTERNATIVES TO THE OFFER

        There are no negotiations currently underway or transactions, Board of Directors' resolutions, agreements in principle or signed contracts that relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving NovaGold; (b) the purchase, sale or transfer of a material amount of assets by NovaGold; (c) an issuer bid or other tender offer for or other acquisition of securities by or of NovaGold; or (d) any material change in the present capitalization or dividend policy of NovaGold.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

OTHER PERSONS RETAINED IN CONNECTION WITH THE OFFER

        NovaGold has retained Innisfree M&A Incorporated ("Innisfree") and Lake Isle M&A Incorporated ("Lake Isle") as the U.S. and European, respectively, information agents and proxy solicitation agents with respect to the Barrick Offer. NovaGold has agreed to pay Innisfree and Lake Isle reasonable customary compensation for their services and reimbursement of out-of-pocket expenses in connection therewith. NovaGold has also agreed to indemnify Innisfree and Lake Isle against certain liabilities arising out of or in connection with their engagement.

        NovaGold has retained Lute and Company ("Lute") and Joele Frank, Wilkinson Brimmer Katcher ("Joele") as its public relations advisors with respect to the Barrick Offer. NovaGold has agreed to pay Lute and Joele reasonable customary compensation for their services and reimbursement of out-of-pocket expenses in connection therewith. NovaGold has agreed to indemnify Lute and Joele against certain liabilities arising out of or in connection with their engagement.

STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Directors' Circular constitute forward-looking statements (as defined in applicable securities legislation, including the United States Securities Exchange Act of 1934, as amended) and are prospective in nature. These statements are related to future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as "seek", "anticipate", "plan", "continue", "estimate", "expect", "may", "will", "project", "predict", "potential", "targeting", "intend", "could", "might", "should", "believe" and similar expressions. Statements concerning resource estimates also may be deemed to be forward-looking statements in that they involve predictions of the mineralizations that will be encountered if and when a deposit is developed and mined. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements including, without limitation:

  •
  uncertainty of production at NovaGold's mineral exploration properties;

  •
  risks related to NovaGold's ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

  •
  uncertainty of capital costs, operating costs, production and economic returns;

  •
  risks related to NovaGold's ability to finance the development of its mineral properties;

  •
  permitting risks and the need for government cooperation in the development of Donlin Creek, Galore Creek and other properties;

  •
  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of NovaGold's mineral deposits;

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

  •
  commodity price fluctuations;

  •
  risks related to NovaGold's current intention not to use hedging arrangements;

  •
  gold, copper and other currency fluctuations;

  •
  risks related to governmental regulations, including environmental regulations;

  •
  risks related to reclamation activities on NovaGold's properties;

  •
  NovaGold's ability to attract and retain qualified management;

  •
  uncertainties involved in litigation concerning Pioneer Metals Corporation and the Grace Property;

  •
  mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in production;

  •
  uncertainty related to unsettled aboriginal rights and title in British Columbia;

  •
  uncertainty related to title to NovaGold's mineral properties;

  •
  NovaGold's history of losses and expectation of future losses;

  •
  risks related to management of the Donlin Creek project;

  •
  the possible dilution of NovaGold's interest in the Donlin Creek project; and

  •
  increased competition in the mining industry.

        The Board of Directors believe that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements speak only as of the date of this Directors' Circular. The Board of Directors do not intend, and do not assume any obligations, to update these forward-looking statements.

CURRENCY AND EXCHANGE RATES

        All references to US$ contained herein are to United States dollars. All references to $ and C$ contained herein are to Canadian dollars. On July 21, 2006, the last trading day before the announcement of the Barrick Offer, the noon rate of exchange as reported by the Bank of Canada was C$1 = US$0.8791. On August 11, 2006, the noon rate of exchange as reported by the Bank of Canada was C$1 = US$0.8925.

        In this Directors' Circular, "NovaGold" and "the Company" refers to NovaGold Resources Inc. and its subsidiaries unless the context requires otherwise. Unless defined elsewhere, certain terms used in this Directors' Circular are defined in the "Glossary" section of this Directors' Circular.

INFORMATION REGARDING BARRICK

        Certain information herein relating to the Offeror and the Offer has been derived from the Barrick Circular and other public sources. While the Board of Directors has no reasons to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information. You are urged to read the Barrick Circular.

NOTE CONCERNING RESOURCE CALCULATIONS

        Information in this circular and NovaGold's disclosure documents filed with securities regulatory authorities concerning mineral properties has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

Without limiting the foregoing, these documents use the terms "measured resources", "indicated resources" and "inferred resources". United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the United States Securities and Exchange Commission (the "SEC") does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

        National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in this circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. NI 43-101 permits an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available. Resources for the Company's Nome Operations used in calculations included herein are such historical estimates. According to a 1995 placer gold mineral resource study prepared by Alaska Gold Company, the Nome Gold property contains a measured and indicated resource estimated at 1.2 million ounces of gold and an inferred resource estimated at 1.1 million ounces of gold. NovaGold believes that the historical study completed by Alaska Gold Company prior to NI 43-101 coming into force is reliable.

        Unless otherwise indicated, resource calculations and calculations based on NovaGold's resources include measured, indicated and inferred resources and historical resources for the Nome Operations, and reflect NovaGold's interest in the Donlin Creek project at 70%.

APPROVAL OF THE DIRECTORS' CIRCULAR

        The contents of this Directors' Circular have been approved by the Board of Directors and the delivery of this Directors' Circular has been authorized by the Board of Directors.

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

GLOSSARY

        In this Directors' Circular, unless the context otherwise requires:

"affiliate" has the meaning ascribed thereto in the Securities Act (British Columbia);

"Agency" means any domestic or foreign government, court or tribunal or governmental department, agency or other regulatory authority or administrative agency or commission or any elected or appointed public official;

"associate" has the meaning ascribed thereto in the Securities Act (British Columbia);

"Barrick" means Barrick Gold Corporation, a corporation incorporated under the laws of Ontario;

"Barrick Circular" means the take-over bid circular related to the Offer dated August 4, 2006;

"Barrick Offer" means the offer made by the Offeror by way of a take-over bid for all of the outstanding Shares for US$14.50 per share in cash, upon the terms and subject to the conditions set forth in the offer to purchase of the Offeror accompanying the take-over bid circular, letter of acceptance and transmittal and notice of guaranteed delivery of the Offeror dated August 4, 2006;

"Board of Directors" means the board of directors of NovaGold;

"Citigroup Engagement Agreement" means an engagement agreement dated August 7, 2006 whereby NovaGold engaged Citigroup Global Markets Inc. to act as its U.S. financial advisor with respect to the Barrick Offer;

"Directors" means the members of the Board of Directors being, as of the date of this Directors' Circular, Rick Van Nieuwenhuyse, George L. Brack, Michael H. Halvorson, Gerald J. McConnell, Cole E. MacFarland, Clynton R. Nauman and James L. Philip;

"Directors' Circular" means this directors' circular dated August 12, 2006;

"Donlin Creek Joint Venture Agreement" means the Mining Venture Agreement between NovaGold Resources Alaska, Inc. and Placer Dome U.S. Inc. dated as of November 13, 2002;

"Enterprise Value" is equal to equity price paid plus debt less cash. NovaGold's Enterprise Value reflects Barrick's Offer price of US$14.50;

"NI 43-101" means National Instrument 43-101 Standards of Disclosure for Mineral Projects;

"Nome Operations" means the Rock Creek, Big Hurrah and Nome Gold projects near Nome, Alaska;

"NovaGold" means NovaGold Resources Inc., a corporation continued under the laws of Nova Scotia;

"Offeror" means Barrick;

"Pioneer" means Pioneer Metals Corporation;

"Potential Pioneer Transaction" means the potential negotiated agreement for NovaGold to purchase all the common shares of Pioneer;

"Placer" means Placer Dome Inc., a corporation purchased by Barrick on January 19, 2006 and each of its subsidiaries;

"RBC Capital Markets" means RBC Dominion Securities Inc., a member company of RBC Capital Markets;

"RBC Engagement Agreement" means an engagement agreement dated July 24, 2006 whereby NovaGold engaged RBC Capital Markets to act as its Canadian financial advisor with respect to the Barrick Offer;

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

"SEC" means the Untied States Securities and Exchange Commission;

"Shares" means the common shares of NovaGold;

"Shareholders" means the holders of Shares;

"Special Committee" means the special committee of independent members of the Board of Directors, namely Gerald J. McConnell (Chair), Cole E. MacFarland, George L. Brack and James L. Philip; and

"subsidiary" has the meaning ascribed thereto in the Securities Act (British Columbia).

REJECT THE UNDERVALUED BARRICK OFFER. DO NOT TENDER YOUR SHARES.

CONSENT OF RBC CAPITAL MARKETS

        We hereby consent to the references to the opinion dated August 12, 2006 of our firm in the circular of the Board of Directors of NovaGold Resources Inc. dated August 12, 2006 (the "Directors' Circular") and to the inclusion of and references to the foregoing opinion in the Directors' Circular.

Dated the 12th day of August, 2006.

RBC DOMINION SECURITIES INC.

By:	(Signed) Gordon J. Bell
Managing Director

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

        We hereby consent to the references to the opinion dated August 12, 2006 of our firm in the circular of the Board of Directors of NovaGold Resources Inc. dated August 12, 2006 (the "Directors' Circular") and to the inclusion of and references to the foregoing opinion in the Directors' Circular.

Dated the 12th day of August, 2006.

CITIGROUP GLOBAL MARKETS INC.

By:	(Signed) Citigroup Global Markets Inc.

CERTIFICATE

DATED: August 12, 2006

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the bid within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors,

(Signed) RICK VAN NIEUWENHUYSE	(Signed) GERALD J. MCCONNELL
Chairman of the Board of Directors	Chairman of the Special Committee

SCHEDULE A
OPINION OF RBC CAPITAL MARKETS

August 12, 2006

The Special Committee of the Board of Directors
NovaGold Resources Inc.
Suite 2300
200 Granville Street
Vancouver, BC V6C 1S4

To the Special Committee:

        RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, understands that Barrick Gold Corporation ("Barrick") has made an offer (the "Barrick Offer") to purchase all of the outstanding common shares (the "Shares") of NovaGold Resources Inc. (the "Company") at a price per Share of US$14.50 in cash. The terms of the Barrick Offer are more fully described in a take-over bid circular dated August 4, 2006 (the "Barrick Circular"), which has been mailed to holders of Shares (the "Shareholders") in connection with the Barrick Offer.

        RBC also understands that a committee (the "Special Committee") of independent directors of the board of directors (the "Board") of the Company has been constituted to consider the Barrick Offer and make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Barrick Offer, including the preparation and delivery to the Special Committee of RBC's opinion (the "Fairness Opinion") as to the fairness of the consideration under the Barrick Offer from a financial point of view to the Shareholders. RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

        The Special Committee initially contacted RBC regarding a potential advisory assignment in July 2006, and RBC was formally engaged by the Special Committee through an agreement between the Company and RBC (the "Engagement Agreement") dated July 24, 2006. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the directors' circular (the "Directors' Circular") to be mailed to Shareholders and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada.

        RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Barrick or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Barrick or the Barrick Offer.

RBC Capital Markets

Credentials of RBC Capital Markets

        RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

        In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

  1.
  the Barrick Circular;

  2.
  the most recent draft of the Directors' Circular dated August 12, 2006 (the "Draft Directors' Circular");

  3.
  audited financial statements of the Company for each of the three years ended November 30, 2003, 2004 and 2005;

  4.
  the unaudited interim reports of the Company for the quarters ended February 28, 2006 and May 31, 2006;

  5.
  annual reports of the Company for each of the two years ended November 30, 2004 and 2005;

  6.
  the Notice of Annual General and Special Meeting of Shareholders and Management Information Circulars of the Company for each of the two years ended November 30, 2004 and 2005;

  7.
  annual information forms of the Company for each of the two years ended November 30, 2004 and 2005;

  8.
  historical financial information of the Company, by project, for each of the two years ended November 30, 2004 and 2005;

  9.
  unaudited projected financial information by project for the Company, prepared by management of the Company, for life-of-mine;

  10.
  economic, technical and geologic information by project for the Company;

  11.
  discussions with senior management of the Company;

  12.
  discussions with the Company's legal counsel;

  13.
  discussions with the Special Committee's Canadian and U.S. legal counsel;

  14.
  public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

  15.
  public information with respect to other transactions of a comparable nature considered by us to be relevant;

  16.
  public information regarding the global mining industry;

  17.
  representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

  18.
  such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

        RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors of the Company and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

        With the Special Committee's approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the "Information"). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Barrick Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Barrick Offer necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

        In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Barrick Offer will be met and that the disclosure provided or incorporated by reference in the Barrick Circular and Draft Directors' Circular with respect to the Company and its subsidiaries and affiliates and the Barrick Offer is accurate in all material respects.

        The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Barrick Offer.

        The Fairness Opinion has been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

        RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Shareholder as to whether to tender their Shares to the Barrick Offer.

  Fairness Conclusion

        Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Barrick Offer is inadequate from a financial point of view to the Shareholders.

Yours very truly,

(Signed) RBC DOMINION SECURITIES INC.

SCHEDULE B
OPINION OF CITIGROUP GLOBAL MARKETS INC.

August 12, 2006

Special Committee of the Board of Directors
NovaGold Resources Inc.
Suite 2300
200 Granville Street
Vancouver, British Columbia

Members of the Board:

        You have requested our opinion with respect to whether the Consideration (as defined below) proposed to be paid pursuant to the offer (the "Barrick Offer") made by Barrick Gold Corporation ("Barrick") to purchase all of the outstanding common shares (the "Shares") of NovaGold Resources Inc. (the "Company"), as described in the offer to purchase and circular and associated documents filed by Barrick on August 4, 2006 (together, the "Barrick Circular"), is adequate from a financial point of view to holders of Shares. As more fully described in the Barrick Circular, the consideration being offered pursuant to the Offer is US$14.50 in cash per Share (the "Consideration"). As described in the Barrick Circular, Barrick intends to pursue an amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction involving the Company and Barrick and/or one or more affiliates of Barrick in order to acquire the Shares not accepted in the Barrick Offer. The terms and conditions are more fully set forth in the Barrick Circular.

        In arriving at our opinion, we reviewed the Barrick Circular and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Barrick Offer as set forth in the Barrick Circular in relation to, among other things: current and historical market prices and trading volumes of the Shares; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Barrick Offer and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we have contacted and initiated discussions with, third parties to solicit indications of interest in the possible acquisition of all or a part of the Company, and we have discussed with management certain other strategic alternatives currently being considered by management that are intended to enhance shareholder value. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

        In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available

B-1

estimates and judgments of the management of the Company as to the future financial performance of the Company. We have relied upon, without independent verification, management's estimates of the reserve base, production profile and cash and total cost estimates of the Company. With respect to the prices of relevant commodities, we relied upon certain publicly available information. We have assumed, with your consent, that the Offer and any subsequent acquisition transaction associated with the Barrick Offer would be consummated as contemplated in the Barrick Circular, without waiver, modification or amendment of any material term, condition or agreement. We have not made any physical inspection of the properties or assets of the Company. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the Offer and will receive a fee for such services. We also will receive a fee in connection with the delivery of this opinion. As you know, we have acted as syndication agent and lead arranger for Barrick's current $1.5 billion revolving credit facility, which originally was entered into on April 29, 2002 and we have acted in various capacities for Barrick in connection with high yield and senior note offerings. In addition, as you know, we have acted as joint bookrunner in connection with the Company's $176 million equity offering in February 2006. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Barrick for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Barrick and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the Barrick Offer, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should deposit Shares under the Barrick Offer.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid pursuant to the Barrick Offer is inadequate from a financial point of view to the holders of Shares.

Very truly yours,

(Signed) CITIGROUP GLOBAL MARKETS INC.

B-2

SCHEDULE C
SUMMARY OF SHAREHOLDER RIGHTS PLAN AGREEMENT

        NovaGold is party to an amended and restated shareholder rights plan agreement initially adopted on April 21, 2006 and ratified and approved by Shareholders on May 31, 2006 (the "Rights Plan"), which will expire at the close of business on the date immediately following the date of the annual meeting of Shareholders to be held in 2009, unless the rights granted thereunder are earlier redeemed.

        The following is a summary of the terms of the Rights Plan. This summary is qualified in its entirety by the Rights Plan, a copy of which is available on www.sedar.com. Capitalized terms not defined in this summary have the same meanings as in the Rights Plan.

        One right (an "SRP Right") was issued for each NovaGold Common Share outstanding as at the close of business on April 26, 2006, the date of implementation of the Rights Plan, and one SRP Right was issued and will continue to be issued for each additional NovaGold Common Share issued thereafter and will continue to be issued prior to the earlier of the Separation Time (as defined below) and the Expiration Time. Each SRP Right will entitle the holder to purchase from NovaGold one NovaGold Common Share at a price of $50.00, subject to certain anti-dilution adjustments. The SRP Rights, however, will not be exercisable until the Separation Time. Upon the occurrence of a Flip-in Event (described below), each SRP Right will entitle the holder to purchase for $50.00 NovaGold Shares having a market price of $100.00.

        Until the Separation Time, the SRP Rights will trade together with the NovaGold Shares, will be represented by the NovaGold Common Share certificates and will not be exercisable. After the Separation Time, the SRP Rights will become exercisable, will be evidenced by SRP Rights certificates ("Rights Certificates") and will be transferable separately from the NovaGold Shares.

        The Separation Time is defined in the Rights Plan as the close of business on the tenth trading day after the earlier of:

  (i)
  the Stock Acquisition Date; and

  (ii)
  the date of the commencement of, or first public announcement (provided such announcement is made after the Record Time) of, the intent of any Person (other than NovaGold or any subsidiary of NovaGold) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid);

        or such later time as may be determined by the Board of Directors;

        A Permitted Bid is defined in the Rights Plan as a Take-over Bid which is made by means of a Take-over Bid circular, and which also complies with the following additional provisions:

  (i)
  the Take-over Bid is made to all holders of the Voting Shares as registered on the books of NovaGold, other than the offeror;

  (ii)
  the Take-over Bid contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, an irrevocable and unqualified condition that no Voting Shares shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on the date which is not less than 60 days after the date of the Take-over Bid and only if at such date more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

  (iii)
  the Take-over Bid contains an irrevocable and unqualified provision that, unless the Take-over Bid is withdrawn, Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period of time between the date of the Take-over Bid and the date on which Voting Shares may be taken up and paid for, and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for;

C-1

  (iv)
  the Take-over Bid contains an irrevocable and unqualified provision that if, on the date on which Voting Shares may be taken up and paid for, more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited pursuant to the Take-over Bid and not withdrawn, the offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits of Voting Shares for not less than 10 Business Days from the date of such public announcement; and

  (v)
  the Take-over Bid complies with any applicable requirements of the United States Securities Act of 1933 and the Securities Exchange Act of 1934.

        If an offeror successfully completes a Permitted Bid, the Rights Plan provides that the SRP Rights will be redeemed at $0.00001 per SRP Right.

        Shareholders' approval at a meeting is not required for a Permitted Bid. Instead, Shareholders of NovaGold will initially have 60 days to deposit their Shares. If more than 50% of the outstanding NovaGold Shares of NovaGold (other than Shares Beneficially Owned by the offeror on the date of the Take-over Bid) have been deposited and not withdrawn by the end of such 60-day period, the Permitted Bid must be extended for a further period of 10 days to allow initially disapproving Shareholders to deposit their shares if they so choose.

        The Board of Directors may waive the application of the Rights Plan to a bid by Take-over Bid circular, thereby allowing such bid to proceed without dilution of the offeror, and in that case will be deemed to have waived the application of the Shareholder Rights Plan to all other contemporaneous bids made by Take-over Bid circular.

        Under the Rights Plan, a Flip-in Event is any transaction or event in which any person becomes an "Acquiring Person", as such term is defined in the Rights Plan. Except as set out below, from and after the close of business on the eighth business day following the "Stock Acquisition Date", as such term is defined in the Rights Plan:

  (a)
  any SRP Rights Beneficially Owned by the Acquiring Person and affiliates, associates and transferees of the Acquiring Person or any person acting jointly or in concert with the Acquiring Person will become void; and

  (b)
  each SRP Right (other than SRP Rights which are void) will entitle the holder thereof to purchase Shares having a market price of $100.00 for $50.00.

        Accordingly, a Flip-in Event that is not approved by the Board of Directors will result in significant dilution to an Acquiring Person. The Board of Directors may at any time prior to the occurrence of a Flip-in Event, subject to the prior consent of holders of SRP Rights, elect to redeem all of the outstanding SRP Rights at a redemption price of $0.00001 per SRP Right.

C-2

Any questions or requests for assistance concerning the
information in this Directors' Circular may be directed to:

501 Madison Avenue, 20th Floor
New York, New York 10022

Shareholders Call Toll-Free:
877-750-5837 (English speakers)
877-825-8777 (French speakers)

Banks and Brokers Call Collect: 212-750-5833

QuickLinks

SUMMARY
NOVAGOLD RESOURCES INC. DIRECTORS' CIRCULAR
RECOMMENDATION OF THE BOARD OF DIRECTORS
ANALYSIS AND REASONS FOR REJECTING THE OFFER
CONCLUSION AND RECOMMENDATION
BACKGROUND TO THE OFFER AND RESPONSE OF NOVAGOLD
OPINIONS OF THE FINANCIAL ADVISORS
MINORITY SHAREHOLDERS PROTECTIONS
NOVAGOLD'S SHARE CAPITAL
SHAREHOLDER RIGHTS PLAN
OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT
PRINCIPAL HOLDER OF SHARES
INTENTIONS WITH RESPECT TO THE OFFER
OWNERSHIP OF SECURITIES OF THE OFFEROR
TRADING IN SHARES OF NOVAGOLD
ISSUANCES OF SECURITIES OF NOVAGOLD
TRADING PRICES OF THE SHARES
ARRANGEMENTS BETWEEN NOVAGOLD AND THE DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT
RELATIONSHIP BETWEEN THE OFFEROR AND THE DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT
MATERIAL CHANGES IN THE AFFAIRS OF NOVAGOLD
OTHER INFORMATION
ALTERNATIVES TO THE OFFER
OTHER PERSONS RETAINED IN CONNECTION WITH THE OFFER
STATUTORY RIGHTS
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
CURRENCY AND EXCHANGE RATES
INFORMATION REGARDING BARRICK
NOTE CONCERNING RESOURCE CALCULATIONS
APPROVAL OF THE DIRECTORS' CIRCULAR
GLOSSARY
CONSENT OF RBC CAPITAL MARKETS
CONSENT OF CITIGROUP GLOBAL MARKETS INC.
CERTIFICATE
SCHEDULE A OPINION OF RBC CAPITAL MARKETS
SCHEDULE B OPINION OF CITIGROUP GLOBAL MARKETS INC.
SCHEDULE C SUMMARY OF SHAREHOLDER RIGHTS PLAN AGREEMENT